Exhibit 10.11

MOSAIC COMMERCE CENTER

LEASE AGREEMENT

THIS MOSAIC COMMERCE CENTER LEASE AGREEMENT (“Lease”) dated June 10, 2022 (“Effective Date”), is entered into by and between Mosaic Commerce Center, LLC, a Nevada limited liability company (“Landlord”) and Boxabl Inc., a Nevada corporation (“Tenant”).

1.	LEASE PROVISIONS

A.	DESCRIPTION OF PROJECT, BUILDING AND PREMISES

Project Name:	Mosaic Commerce Center
Suite Number(s):	All suites - entire space, the “Premises,” located in the Building
Address:	5553 North Belt Road, the “Building,” as shown on Exhibit A
City:	North Las Vegas
State, Zip:	Nevada 89115
County:	Clark

B.	LEASED AREA OF PREMISES AND BUILDING

Rentable Area of the Premises stipulated to be 132,960 square feet.

Rentable Area of the Building stipulated to be 132,960 square feet.

C.	RESERVED.

D.	LEASE TERM

Initial Lease Term: Seventy-Three (73) full calendar months.

Lease Commencement Date: The earlier of: (a) thirty (30) days after substantial completion by Landlord of the Tenant Improvements included in Exhibit C, or (b) upon Tenant commencing operations within the Premises.

Expiration Date: The last calendar day of the seventy-third (73rd) full calendar month following the Lease Commencement Date.

Option to Extend: Subject to Clause 5.2 [Option to Extend], Landlord shall provide Tenant with one (1) five (5) year option to extend the Lease. Base Rent during the first year of option term shall be the greater of (i) continued 4% annual escalations, or (ii) the then current prevailing market rent at the option commencement, with 4% annual escalations thereafter.

E.	RENT

1.	Subject to Clause 8 [Rent and Sales/Use Tax], the Monthly Rent for the first year of the Initial Lease Term is estimated to be (estimates only and subject to adjustment to actual costs according to the provisions of this Lease):

Initial Monthly Base Rent:	$103,708.80
Estimated Monthly Operating Expenses:	$18,614.40
Total Initial Monthly Rent:	$122,323.20

2.

Months of Term	Annual Rate Per Square Foot	Annual Base Rent	Monthly Base Rent
01 - 12*	$9.36	$1,244,505.60	$103,708.80
13 - 24	$9.73	$1,294,285.82	$107,857.15
25 - 36	$10.12	$1,346,057.26	$112,171.44
37 - 48	$10.53	$1,399,899.55	$116,658.30
49 - 60	$10.95	$1,455,895.53	$121,324.63
61 - 72	$11.39	$1,514,131.35	$126,177.61
73+	$11.84	$1,574,696.60	$131,224.72

* Subject to Clause 59, Tenant shall not be responsible for the payment of Monthly Base Rent during the 2nd month of the Lease Term (the “Deferred Rent Period”); provided, however, Tenant shall remain obligated for the payment of Estimated Monthly Operating Expenses during such time periods. Tenant shall remain responsible for the Estimated NNN fees during the month of abated Base Rent.

Amount of Prepaid Rent: $122,323.20 due upon Lease execution, to be applied to the first full calendar month following the Lease Commencement Date.

F.	SECURITY DEPOSIT

$611,616.00. Equal to FIVE (5) months of Base Rent and Estimated Operating Expenses. Landlord shall credit Tenant with one-fifth (1/5th) of the original Security Deposit to the Rent then due during month fourteen (14) of the Lease Term, one-fifth (1/5th) of the original Security Deposit to the Rent then due during month twenty-five (25), one-fifth (1/5th) of the original Security Deposit to the Rent then due during (37) of the Lease Term, and one-fifth (1/5th) of the original Security Deposit to the Rent then due during month forty-nine (49) of the Lease Term.

G.	PERMITTED USE

Subject to Clause 6, solely for (a) research, development, manufacturing, assembly, warehousing, storage, marketing, licensing, distribution, lease, sales and service of (i) transportable homes, transportable buildings, trailers and vehicles, including research and development of construction, manufacturing, automotive and mechanical technology relating thereto (so long as all automotive and vehicular waste, byproducts, parts and portions thereof are properly disposed of in compliance with all applicable laws, including all Environmental Laws); (ii) raw materials, ingredients, equipment, components, parts and sub-assemblies utilizable in connection with any of the foregoing or the transport, delivery, assembly, deployment and erection thereof; (b) general business office purposes, and (c) any and all uses related or incidental thereto, but for no other purpose. In no event shall Tenant use all or any part of the Premises for the production, processing, sale or distribution of marijuana, cannabis or CBD related uses.

H.	LANDLORD PAYMENT ADDRESS

VIA ACH ONLY:	Bank Name:	To be provided by Landlord
	ABA Number:	To be provided by Landlord
	Acct Number:	To be provided by Landlord
	Acct Name:	To be provided by Landlord

I.	NOTICE ADDRESSES

Landlord:	Mosaic Commerce Center, LLC
Address:	9930 W. Flamingo Road, Suite 110
City/State/Zip:	Las Vegas, NV 89147
Attn: Vincent T. Schettler

Copy to:	Kaempfer Crowell, Ltd.

Address:	1980 Festival Plaza Drive, Suite 650
City/State/Zip:	Las Vegas, NV 89135
Attn: John M. Sullivan

Tenant:	Boxabl Inc.
Address:	5345 East North Belt Road #100
City/State/Zip:	Las Vegas, NV 89115
Attn:________________
Phone: (702) 500-9000
Email: _______________

Copy to:	Sylvester & Polednak, Ltd.
Address:	1731 Village Center Cir.
City/State/Zip:	Las Vegas, NV 89134
Attn: Donald T. Polednak, Esq.
Phone:
Email:

J.	BROKER

Landlord’s:	RealComm Advisors - Mike DeLew
Tenant’s:	Jones Lang LaSalle - Xavier Wasiak, SIOR

K.	GUARANTORS(S): None.

L.	CERTAIN DEFINITIONS

Building:	means the Building and/or any improvements, equipment, furnishings and appurtenances thereto.

Claims:	means all claims, losses, charges, liabilities, obligations, penalties, fines, causes of action, actions, suits, proceedings, liens, judgments, encumbrances, demands, damages, debts, assessments, costs and expenses, including reasonable attorneys’ fees (including without limitation any appellate action), costs of investigation and enforcement, court costs, defense costs and the reasonable fees of other third-party professionals.

Common Area:	means all improvements, equipment, signs and areas (as the same may be enlarged, reduced, replaced, removed or otherwise altered by Landlord), from time to time, owned or controlled by Landlord, provided by Landlord for the common or joint use and benefit of tenants, occupants and users of the Project, and their respective employees, agents, subtenants, licensees, customers and invitees, or any of them.

Consumer Price Index (CPI):	shall mean the Consumer Price index for Urban Consumers (All Items) U.S. Cities Average [1982-4=100], presently published by the United States Department of Labor. In the event such index shall hereafter be converted to a different standard reference base or otherwise revised or is unavailable, Landlord shall select a comparable substitute index based upon changes in the cost of living or purchasing power of the consumer dollar published by any other governmental agency, or, if no such index shall then be available, a comparable index published by a major bank or other financial institution or by a university or a recognized financial publication.

Expiration Date:	is described in Clause 1.D [Lease Term].

Interest:	means interest at the lesser of (i) 12% per year or (ii) the maximum rate permitted by Law.

Interim Possession Period:	means the period, if permitted by Landlord, when Tenant takes possession of the Premises prior to the Commencement Date for fixturing purposes, including communication infrastructure, cabling, and security that does not penetrate the roof, prior to the Commencement Date and for no other purpose (“Pre-Term Occupancy”). Except for the payment of Monthly Base Rent and Operating Expenses under this Lease, all other terms and conditions, rules, regulations and obligations of Tenant as set forth in this Lease shall apply during the Pre-Term Occupancy period. Any such Pre-Term Occupancy in the Premises shall be subject to Landlord’s receipt from Tenant of (i) the Lease executed by Tenant, (ii) payment of the installment as set forth in Clause 1.E [Prepaid Rent], and (iii) satisfactory evidence of Tenant’s compliance with Tenant’s insurance requirements under this Lease.

Land:	means the real property more particularly described on Exhibit B hereto.

Landlord:	means Mosaic Commerce Center, LLC, a Nevada limited liability company, and shall include, when applicable, any assignees, successors and transferees.

Landlord’s Work:	means the work, if any, that Landlord is obligated to perform to the Premises pursuant to a separate Work Letter Agreement, if any, attached as Exhibit C.

Landlord Parties:	means Landlord, its Mortgagee, affiliates, parent and subsidiaries, and their respective trustees, directors, officers, members, principals, beneficiaries, managers, ventures, partners, shareholders, agents, contractors, representatives, property managers, lenders, successors, assignees, affiliates and employees.

Laws:	means all federal, state, county and local governmental and municipal laws (including, but not limited to, common laws), covenants and restrictions, statutes, ordinances, rules, regulations, building and zoning codes, judgements, decrees, orders, conditions of approval, licenses, permits and other such requirements (including, but not limited to, the Americans with Disabilities Act), and applicable judgments, injunctions, writs or like action of any court, arbitrator or other administrative or judicial organization or agency of competent jurisdiction, all as may be amended and supplemented from time to time, including, without limitation, all legal requirements that pertain to the Premises and/or Project.

Lease:	means this Lease and all Exhibits and Schedules attached hereto.

Lease Year:	means the successive twelve (12) month period, the first Lease Year commencing on the Lease Commencement Date, if the Lease Commencement Date is the first day of a calendar month, and otherwise on the first day of the first full calendar month following the Lease Commencement Date. Each succeeding Lease Year shall commence on the anniversary date of the first Lease Year. Any portion of the Term which is less than a Lease Year shall be deemed a “Partial Lease Year”, except that if the Lease Commencement Date occurs on a date other than the first day of a calendar month, then the period commencing on the Lease Commencement Date and ending on the last day of the calendar month in which the Lease Commencement Date occurs shall be included in the first Lease Year.

Mortgage:	means (i) any present and future ground or underlying lease involving all or any part of the Project; or (ii) any mortgage, deed of trust or other security instrument now or hereafter affecting the Premises, the Building or the Project; or (iii) any renewal, modification, replacement, consolidation or extension of or participation in those transactions evidenced by documents referred to in (i) and (ii) above, whether the same shall be in existence on the date hereof or created hereafter.

Mortgagee:	means the person or persons having the benefit of a Mortgage.

Possession Date:	means the date Landlord tenders possession of the Premises to Tenant.

Premises:	means the space in the Building shown on Exhibit A.

Project:	means the Building and the parcel(s) of land on which it is located and, at Landlord’s discretion, other improvements serving the Project, if any, and the parcel(s) of land on which they are located, as legally described on Exhibit B.

Rent:	means all sums listed in Clause 1.E [Rent] and as they may be adjusted from time to time plus any and all other sums due under this Lease.

Substantial Completion:	means the date that the Landlord’s Work is substantially complete, pursuant to the plans and specifications and other terms of the Work Letter Agreement, and the applicable governing authority has issued a Certificate of Occupancy, Temporary Certificate of Occupancy or other documentation from the applicable governmental authority indicating that the Premises is legal to occupy with respect to Landlord’s work in the Premises. In the event that any work being performed by Tenant during any Interim Possession Period delays the issuance of such described documentation by the applicable governing authority, such governmental issuance delay caused by Tenant’s work shall not cause a deferral of the Commencement Date beyond what it otherwise would have been.

Tenant:	means Boxabl Inc., a Nevada corporation, and shall include its permitted assignees, successors, transferees and sublessees.

Tenant Parties:	means Tenant, its affiliates, parents, subsidiaries, and their respective trustees, principals, beneficiaries, partners, members, managers, ventures, officers, directors, shareholders, assignees, sublessees, agents, contractors, representatives, employees and invitees.

Tenant’s Work:	means the work, if any, that Tenant is obligated to perform to the Premises to open and operate for the Permitted Uses, excepting only Landlord’s Work, if any, attached as Exhibit C.

Tenant’s Share	means the percentage of the cost of Operating Expenses for which Tenant is obligated to reimburse Landlord pursuant to this Lease: Landlord shall have the right to determine Tenant’s Share of the cost of Operating Expenses using any one of the following methods or any combination of the following methods, and Tenant hereby agrees that the following methods of allocation are reasonable: (a) by multiplying the cost of all Operating Expenses by a fraction, the numerator of which is the number of square feet of leasable space in the Premises and the denominator of which is the number of square feet of leasable space in all buildings available for lease/sale in the Project; or (b) with respect to an Operating Expense attributable solely to the Building in which the Premises is located, requiring Tenant to pay that portion of the cost of the Operating Expense that is obtained by multiplying such cost by a fraction, the numerator of which is the number of square feet of leasable space in the Premises and the denominator of which is the number of square feet of leasable space in the Building in which the Premises is located.

Term:	means the Initial Lease Term described in Clause 1.D [Lease Term].

2. GRANTING CLAUSE: Landlord leases to Tenant and Tenant takes from Landlord the Premises in the Building at the Project, to be used exclusively by Tenant, subject to the terms, covenants and conditions contained in this Lease. The depiction of the Project on Exhibit A is not a representation, warranty or covenant of any kind by Landlord that all or any part of the Project is, will be, or will continue to be configured as indicated on Exhibit A.

3. COMMON AREAS: Tenant shall have the non-exclusive right in common with others to use the Common Areas (as the same may exist from time to time), but such right shall at all times be subject to the exclusive control and management by Landlord and such reasonable rules and regulations as Landlord may, from time to time, impose.

4. POSSESSION: Upon taking possession of the Premises, it shall be conclusive evidence (a) that Tenant has inspected the Premises, (b) that Tenant has accepted the Premises in “AS IS” condition, subject to completion of Landlord’s work as herein defined, on such date, (c) except for those express warranties contained within this Lease, that Tenant has waived any warranty, express or implied, as to the habitability, suitability, quality, condition or fitness of the Premises or Building, and (d) that the physical condition of the Premises comply fully with Landlord’s covenants and obligations under the Lease with respect to Landlord’s Work, except for any punch list items agreed to in writing by Landlord and Tenant with respect to same. Except as expressly set forth herein, Landlord shall not have any obligation for any defects in the Premises or any limitation on its use. If Tenant takes possession during the Interim Possession Period, all terms and conditions of the Lease shall be in full force and effect, including Tenant’s obligation to pay for the cost of utilities and services, but excluding Tenant’s obligation to pay Base Rent and Tenant’s Share of Operating Expenses. Tenant shall not, during the Interim Possession Period, interfere with the performance of Landlord’s Work. Except for Landlord’s gross negligence or willful misconduct, Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant’s Work and/or to property placed in the Premises prior to the Lease Commencement Date and thereafter, the same being at Tenant’s sole risk.

Notwithstanding anything contained herein to the contrary but subject to Tenant’s maintenance obligations in Section 14 hereof, Landlord represents and warrants that as of the Lease Commencement Date, the plumbing, electrical, roll- up doors and other mechanical components exclusively serving the Premises shall be in good working order and repair, and Landlord shall warrant such systems for a period of three-hundred sixty (360) days following the Commencement Date, and further shall warrant the roof for a period of the first ten (10) years of the Term; provided, however, such warranties shall not be effective for any maintenance, repairs or replacements necessitated due to the misuse of, or damages caused by, Tenant or Tenant Parties.

5. TERM: The Term shall begin on the Lease Commencement Date and end on the Expiration Date. Upon the establishment of the Lease Commencement Date by Landlord, the parties will execute a Lease Confirmation Certificate in the form attached hereto as Exhibit E.

5.1. DELAYED POSSESSION. Notwithstanding anything to the contrary contained in this Lease, Landlord shall not be obligated to tender possession of any portion of the Premises that is currently occupied by a tenant or other occupant or that is subject to the rights of any other tenant or occupant, nor shall Landlord have any other obligations to Tenant under this Lease until the date Landlord (i) recaptures such space from such existing tenant or occupant and (ii) regains the legal right to possession thereof (the date on which both of the conditions set forth in the immediately preceding clauses (i) and (ii) are satisfied is called the “Recover Date”). In the event the Recover Date has not occurred within two (2) months after the date of this Lease, then, until such time as the Recover Date occurs, either Landlord or Tenant may terminate this Lease upon written notice to the other.

5.2 OPTION TO EXTEND. Landlord grants to Tenant, the right and option (“Extension Option”) to extend this Lease for one (1) additional period of five (5) years (“Extension Term”). The Extension Option must be exercised by giving Landlord written notice of the exercise not less than six (6) months before the end of the then current Lease Term, and Tenant must not be in default under this Lease beyond the expiration of any applicable cure period from the date of its exercise through the commencement of that Extension Term. The initial Lease Term plus any applicable exercised Extension Term shall be hereafter referred to collectively as the “Term”. Tenant’s occupancy of the Premises during any Extension Term shall be on the same terms and conditions as are in effect immediately prior to the commencement of such Extension Term, except that Base Rent for the first year of the Extension Term shall be increased to be the greater of (i) 104% of the annual Base Rent in affect for the month prior to the start of the Extension Term, or (ii) the then current prevailing market rent at the option term commencement. Thereafter, the Base Rent shall have 4% annual escalations for the remainder of the Extension term.

6. USE: Subject to the limitations in this Clause 6, Tenant shall use the Premises solely for (x) research, development, manufacturing, assembly, warehousing, storage, marketing, licensing, distribution, lease, sales and service of (i) transportable homes, transportable buildings, trailers and vehicles, including research and development of construction, manufacturing, automotive and mechanical technology relating thereto (so long as all automotive and vehicular waste, byproducts, parts and portions thereof are properly disposed of in compliance with all applicable laws, including all Environmental Laws); (ii) raw materials, ingredients, equipment, components, parts and sub- assemblies utilizable in connection with any of the foregoing or the transport, delivery, assembly, deployment and erection thereof; (y) general business office purposes, and (z) any and all uses related or incidental thereto (“Permitted Uses”), but for no other purpose. In no event shall Tenant use all or any part of the Premises for the production, processing, sale or distribution of marijuana, cannabis or CBD related uses. Landlord has made no representation or warranty as to the suitability of the Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises are suitable for Tenant’s intended purposes or approved for Tenants intended use.

Tenant shall not initiate, submit an application for, or otherwise request, any land use approvals or entitlements with respect to the Premises or any other portion of the Project, including, without limitation, any variance, conditional use permit or rezoning, without first obtaining Landlord’s prior written consent, which may be given or withheld in Landlord’s sole discretion. Tenant shall not use or permit such use in any manner which: (a) is unlawful; (b) may be dangerous; (c) may invalidate or increase the cost of any insurance policy held by Landlord affecting the Project; (d) may create a nuisance or may disturb, endanger or unreasonably interfere with other tenants of the Project or the occupants of neighboring property; (e) violates the “Rules and Regulations” of the Project; (f) would or may constitute in any manner a “Pill Mill” (i.e. used for the production and distribution of any pill, drugs narcotics or other medical substances); or (g) would be offensive to the Project or the occupants of neighboring property by reason of odor, smoke, dust, gas, fumes, noise, vibrations, pests, or traffic except to the extent consistent with any Permitted Uses (as clarified in the paragraph below). Tenant has verified that its use is permitted by all governmental authorities that have jurisdiction and that no condition at the Project in any way limits the ability of Tenant to operate its business.

For avoidance of doubt, the performance of any and all dust collection, gas use, gas exhaust, cutting, gluing, painting and welding operations, and the installation and operation of any and all equipment for carrying out any of the foregoing operations, in connection with any Permitted Use, shall be conclusively deemed within the Scope of the Permitted Use insofar as (i) permitted by applicable law, and (ii) not violative of the subsection (c) insurance limitations.

Outside storage, including, without limitation, storage of trucks and other vehicles, is prohibited without Landlord’s prior written consent. Subject to Tenant’s obligations to maintain the area in a safe and clean manner, compliant with all applicable laws, Landlord hereby consents to the outside storage of raw materials, ingredients, equipment, components, parts and sub-assemblies utilized in connection with any Permitted Use, and any transportable homes, transportable buildings, trailers, containers and vehicles by Tenant during the Term only in the outside area(s) depicted on Exhibit K attached hereto.

7.	COMPLIANCE WITH LAWS:

7.1 TENANT OBLIGATIONS. Tenant shall, at Tenant’s sole cost and expense, comply with and shall cause the Premises and all Tenant Parties to comply with all Laws affecting the Premises (including without limitation all accessibility and occupational safety and health Laws) or any part or the use thereof, and promptly shall comply with all governmental orders and directives for the correction, prevention and abatement of violations in or upon, or connected with, the Premises. Tenant acknowledges that it will be responsible for complying with current and future laws and regulations even though such compliance requires Tenant to make substantial repairs or modifications (including structural modifications) to the Premises and even though the application of the law or regulation is unrelated to Tenant’s specific use of the Premises (except where such modifications, alterations, or repairs are expressly made the responsibility of Landlord under the terms of this Lease). Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise or vibrations to emanate from the Premises, or take any other action that would constitute a nuisance, create a dangerous situation, or would disturb, unreasonably interfere with or endanger Landlord or any other tenants of the Project, it being recognized that the performance of any and all dust collection, gas use, gas exhaust, cutting, gluing, painting and welding operations, and the installation and operation of any and all equipment for carrying out any of the foregoing operations, in connection with any Permitted Use, insofar as permitted by applicable law and not violative of the Clause 6(c) insurance limitations, shall not be deemed objectionable, unpleasant, or a nuisance under this section. Tenant shall obtain, at its sole expense, any permit or other governmental authorization required to operate its business from the Premises. Landlord shall not be liable for the failure of any other tenant or person to abide by the requirements of this section or to otherwise comply with applicable laws and regulations, and Tenant shall not be excused from the performance of its obligations under this Lease due to such a failure.

7.2 LANDLORD OBLIGATIONS. Landlord shall comply with all Laws with respect to the construction of the Common Areas of the Project and the Base Building. As used herein, “Base Building” shall mean the structural elements of the roof (excluding membrane) and exterior walls, and the structural soundness of the foundation of the Building.

8. RENT AND SALES/USE TAX: Rent shall commence on the Lease Commencement Date. Rent is due in advance on the first day of each month of the Term and will be delinquent if not paid accordingly. Unless another time shall be expressly provided for payment, any additional Rent shall be due and payable on demand or together with the next succeeding installment of Monthly Base Rent, whichever shall first occur. Rent shall be paid without notice or demand and without any setoff or deduction whatsoever, at the times set forth in this Lease in lawful money of the United States and immediately available funds. Tenant agrees to pay to Landlord all Rent at the address specified in Clause 1.H or at any other place designated in writing by Landlord. Rent for any partial month or partial year, as applicable, shall be prorated based on the number of days in such calendar month or such calendar year, as applicable. Tenant’s obligation to pay Rent shall be independent of every other covenant or obligation under the Lease. If Tenant fails to pay any Rent to Landlord when due, Landlord shall be entitled to (a) Interest on the unpaid Rent from the date due until paid and (b) a late charge of five percent (5%) per instance. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. If Landlord receives two (2) or more checks from Tenant which are returned by Tenant’s bank for insufficient funds, Tenant agrees that all future checks shall be either bank certified or cashiers’ checks. Tenant shall pay a service charge for each returned check equal to the greater of (i) $250.00 and (ii) the amount of all bank service charges resulting from such returned check.

In addition to the Rent, Tenant shall pay to Landlord any sales, use, excise or other tax now or hereafter imposed upon Rent due to Landlord under this Lease.

Except if expressly made the obligation of Landlord under this Lease, it is the intention of the parties that this Lease shall be triple net to Landlord and that Tenant shall pay on its own account, to the complete exoneration of Landlord all costs and expenses affecting the Premises and the business carried on therein, as well as all other charges, expenses and amounts as are set forth in the Lease.

9.	OPERATING EXPENSES AND REAL ESTATE TAXES:

9.1	GENERAL:

In addition to Monthly Base Rent, beginning on the Lease Commencement Date, Tenant shall pay Tenant’s Share of the Operating Expenses (defined below);

(a) As used in this Lease, the term “Operating Expenses” means, without limiting the generality of the following:

(i) Taxes. Taxes shall include, without limitation, all taxes, assessments and governmental charges (herein collectively referred to as “Tax” or “Taxes”) accrued against the Project during the Lease Term or the rents collected by Landlord therefrom (other than inheritance, personal income or estate taxes). If the Project or Landlord is assessed with a Tax which Landlord, in Landlord’s sole and absolute discretion, deems excessive, Landlord may challenge said Tax and/or may defer compliance therewith to the extent legally permitted; and, in the event thereof, Tenant shall be liable for Tenant’s Share of all reasonable costs in connection with such challenge. If the Project or Tenant is assessed with a Tax which Tenant, in Tenant’s commercially reasonable discretion, deems excessive, Tenant may challenge said Tax and/or may defer compliance therewith to the extent legally permitted; and, in the event thereof, Tenant shall be liable for all reasonable costs in connection with such challenge. If any Tax is levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require. If any tax, excise or other imposition is levied or assessed by any taxing authority on account of Tenant’s interest in this Lease, the Rent, Tenant’s inventory, Tenant property, or Tenant’s investment or business operation in the Premises, then Tenant shall be responsible therefor and shall pay the same before delinquency. Notwithstanding anything herein to the contrary, in the event the usage, improvements and/or installations of equipment and fixture of Tenant increase the assessment/value ascribed to the Project, and this appreciation results in an increase in real estate taxes (the “Property Tax Increase”), the Tenant shall be required to directly pay for such Property Tax Increase. In such case, Landlord shall provide Tenant with a copy of the real estate tax bill for the period prior to Tenant’s possession, and a copy of the new increased tax bill, and Tenant shall pay to Landlord the Property Tax Increase within thirty (30) days after receipt of such bill.

(ii) Insurance. Insurance shall include, without limitation, Landlord’s insurance costs for property, liability/casualty, environmental and any and all other insurance costs, fees and charges which Landlord deems necessary to carry on, for or in connection with the Project, as well as all deductibles relating claims attributable Tenant’s or Tenant Parties’ possession, use or occupancy of the Premises (herein collectively referred to as “Insurance”). The Project and/or Building may be included in a blanket policy. In addition, in the event of an increase in any of Landlord’s Insurance costs as a result of any Tenant-related reason, Tenant shall pay to Landlord, upon demand, an amount equal to such increase in Insurance.

(iii) Common Area Maintenance. Except as otherwise expressly excluded herein, common area maintenance charges (“CAM”) shall mean any and all costs, expenses and obligations incurred by Landlord in connection with the operation, ownership, management, repair and replacement of the Project. Any capital expenditures that are a part of CAM shall be amortized on a straight-line basis over a period equal to the lesser of the useful life thereof or 10 years.

(A) CAM Inclusions. CAM consists of the cost of providing, maintaining, managing, repairing, and replacing the Project, including without limitation the following:

(1) downspouts, gutters and non-structural portions of the roof (including, without limitation, membrane, skylights, if any);

(2) access road, driveways, parking lot and sidewalk sweeping, common area trash removal, cleaning, maintenance, restriping, sealing, and resurfacing;

(3) common utilities and exterior lighting;

(4) mowing and landscaping;

(5) snow and ice removal;

(6) fire suppression and sprinkler systems, storm drainage systems and other utility systems, facilities and related equipment servicing the Project, including without limitation fire protection and hydrant charges;

(7) exterior painting of the Building and any interior painting of the common areas of the Project;

(8) mechanical, electrical, plumbing and other related Building systems which are not Tenant’s sole responsibility under Clause 14.2 of this Lease;

(9) amounts paid to contractors and subcontractors for work or services performed in connection with any of the foregoing;

(10) charges or assessments of any association to which the Project is subject;

(11) management fees payable to a property manager, including any affiliate of Landlord; such management fees shall not be more than three percent (3%) of gross Rental charges, inclusive of al Base Rent and additional Rent charges;

(12) security services, if any;

(13) the cost of all licenses, permits and other governmental charges pertaining to the ownership, operation and/or maintenance of the Project or any portion thereof; legal fees, central accounting costs and other professional services associated with the operation and maintenance of the Project;

(14) signage ( other than those maintained by individual tenants); and

(15) additions or alterations made by Landlord to the Project or the Building AFTER Lease Commencement Date in order to comply with legal requirements (other than those expressly required herein due to a Tenant-related reason).

(B) CAM Exclusions. Notwithstanding the foregoing, CAM expressly excludes the following:

(1) costs, expenses, depreciation or amortization for capital structural repairs and capital structural replacements which are, pursuant to the terms of this Lease, the sole cost and responsibility of Landlord;

(2) debt service under any mortgages;

(3) ground rent pursuant to any ground leases;

(4) costs of restoration to the extent of net insurance proceeds received by Landlord with respect thereto;

(5) leasing commissions; or

(6) the costs of renovating space for tenants.

(b) Operating Expenses shall not include cost to repair the structural soundness of the roof (however, the cost to repair the roof membrane and roof decking shall be included in Operating Expenses), the structural soundness of the foundation, and the structural soundness of the exterior walls of the Building; income taxes personal to Landlord; or the cost of construction of new gross leasable floor space and new Common Area floor space constructed in conjunction therewith in the Project.

9.2 ESTIMATED PAYMENTS: Tenant shall pay to Landlord in advance on the first day of each month during the Term, one-twelfth (1/12) of Tenant’s Share of Estimated Operating Expenses charged during the subject calendar year or partial calendar year. The Estimated Operating Expenses are subject to revision according to the further provisions of this Clause 9.2 and Clause 9.3. Prior to December 31st of each calendar year during the Term, as practicable, Landlord will give Tenant written notice of Landlord’s reasonable estimate of the amounts payable under Clause 9.1 for the ensuing calendar year (the “Estimated Operating Expenses”). On or before the first day of each month during the ensuing calendar year, Tenant shall pay to Landlord in advance one-twelfth (1/12) of such estimated amount; however, if such notice is not given, Tenant shall continue to pay on the basis of the prior year’s estimate until the month after such notice is given. In the month Tenant first pays Landlord’s new estimate, Tenant shall pay to Landlord the difference between the new estimate and the amount payable under the prior year’s estimate for each month, which has elapsed since the end of the prior year. If at any time or times it reasonably appears to Landlord that the amount payable under Clause 9.1 for the current calendar year will vary from Landlord’s estimate, Landlord may, by written notice to Tenant including a statement providing reasonable explanation of change, revise Landlord’s estimate for such year, and subsequent payments by Tenant for such year shall be based upon Landlord’s revised estimate.

9.3 ANNUAL SETTLEMENT: For each calendar year, Landlord will deliver to Tenant a detail statement of amounts payable under Clause 9.1. Such statement shall be final and binding upon Tenant unless Tenant objects to it in writing to Landlord within ninety (90) days after it is delivered to Tenant. If such statement shows Tenant’s total payments of Operating Expenses for any year are less than Tenant’s Share of actual Operating Expenses for such year, Tenant shall pay the deficiency to Landlord within thirty (30) days after the delivery of such statement; and if more, then Landlord shall either, at Landlord’s option, retain such excess and credit it against Tenant’s next Rent payments or pay such refund to Tenant (or, if such adjustment is at the end of the Term, pay Tenant, after deducting any amounts then due and owing to Landlord). During the ninety (90) day window after delivery of such statement, Tenant may, after reasonable notice to Landlord and during normal business hours, inspect, at Landlord’s offices, Landlord’s books and records that relate to Common Area Maintenance Costs, taxes and insurance for the period represented by such statement; provided, however, that Tenant shall maintain all information contained in Landlord’s books and records in strict confidence; provided, however, that to the extent necessary, Tenant shall be entitled to show such information to Tenant’s accountants and attorneys. If, after such inspection, Tenant disputes the amount of Common Area Maintenance Costs set forth in the statement, a certification as to the proper amount shall be made (at Tenant’s expense, except as provided below) by an independent certified public accountant selected by Tenant and reasonably approved by Landlord. Such certification shall be completed not later than one hundred eighty (180) days after the statement of amounts was first delivered to Tenant. If such certification discloses that Landlord, in such statement, has overstated the amount of Tenant’s share of additional Rent by more than 5%, then the reasonable cost of such certification shall be paid by Landlord (excluding travel and lodging costs). At the expiration of such 90- day period (or the 180 day period in the event of certification), Tenant shall not be entitled to question the accuracy of any such statement.

10. RULES AND REGULATIONS: Tenant shall comply with and shall cause all Tenant Parties to comply with, at all times during the Term, all rules and regulations at any time or from time to time established by Landlord covering use of the Premises and the Project. The current Project rules and regulations are attached hereto as Exhibit D. In the event of any direct conflict between said rules and regulations and the provisions of this Lease, the terms and provisions of this Lease shall control. Landlord shall not have any liability or obligation for the breach of any rules or regulations by other tenants in the Project.

11. SIGNS: Except as provided in Exhibit F, Tenant shall not make any changes to the exterior of the Premises or the Building, install any exterior lights, decorations, balloons, flags, pennants, banners, or painting, or erect or install any signs, windows or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Premises, without Landlord’s prior written consent, which consent may not be unreasonably withheld. Except as provided in Exhibit F, Tenant shall place no signs or advertising matter on the exterior of the Building or at any other location on the Project other than within the Premises and only visible therein, without Landlord’s prior written consent, which may not be unreasonably withheld. Tenant must abide by the Sign Criteria set forth in Exhibit F for the installation of any signs approved by Landlord. Upon surrender or vacation of the Premises, Tenant shall have removed all signs and repair, paint, and/or replace the building facia surface to which its signs are attached. Tenant shall obtain all applicable governmental permits and approvals for sign and exterior treatments. All signs, awnings, canopies, decorations, lettering, advertising matter or other items used by Tenant shall be insured and maintained at all times by Tenant in good condition, operating order and repair.

12. UTILITIES: Tenant shall pay all utility deposits and fees and all monthly service charges for water, electricity, heat, light, sprinkler, telephone, sewage, oil, gas, refuse and trash collection and any other utility or service furnished to the Premises and the improvements on the Premises, together with any taxes, penalties, surcharges or the like pertaining to Tenant’s use of the Premises, however supplied, when the same become due. Tenant’s responsibility for said utilities shall commence upon the Possession Date. If any such services are not separately metered or billed to Tenant but rather are billed to and paid by Landlord, Tenant shall pay to Landlord Tenant’s portion of the cost of such services, as additional Rent, in accordance with the proportion that the Premises bear to the total area serviced by said meter, or alternatively it shall be apportioned based on Tenant’s use reasonably estimated by Landlord. Failure by Tenant to pay utility charges promptly as provided in this Lease shall result in Landlord having the right to suspend the service. None of the Landlord Parties shall be liable to Tenant in damages or otherwise for the quality, quantity, failure, unavailability, discontinuance, diminishment or disruption of any utility or service (including any discontinuance pursuant to the immediately preceding sentence) and the same shall not (i) constitute a termination of this Lease; (ii) constitute an actual or constructive eviction of Tenant; or (iii) entitle Tenant to an abatement of Rent or other charges (except as specifically set forth herein); provided that the foregoing shall not be construed to release Landlord from its common area maintenance and repair obligations under this Lease.

13. ALTERATIONS: Any alterations, additions, or improvements made by or on behalf of Tenant to the Premises (“Tenant-Made Alterations”) shall be subject to Landlord’s prior written consent, which may not be unreasonably withheld. Landlord shall have a reasonable obligation to approve minor alterations (interior, non- structural alterations that are less than $50,000 in cost) in or to the Premises requested by Tenant. Tenant shall cause, at its expense, all Tenant-Made Alterations to comply with Landlord’s insurance requirements and with Laws and shall construct at its expense any alteration or modification required by Laws as a result of any Tenant-Made Alterations. All Tenant-Made Alterations shall be constructed in a good and workmanlike manner by contractors reasonably acceptable to Landlord and only good grades of materials shall be used. Such contractors shall be required, at a minimum, to carry and maintain insurance in accordance with the standards and requirements set forth in Exhibit I attached hereto, and Tenant shall provide certificates of insurance evidencing compliance with such insurance requirements. Landlord has been apprised of and approves the following Tenant-Made Alteration concepts: installation of crane footings, additional toilets, paint booths, temperature-controlled rooms, charging stations and security cameras, however the plans and specifications for the same have not been provided to Landlord, and must still be reviewed and approved by Landlord before Landlord’s prior written consent shall be deemed provided, which approval shall not be unreasonably withheld. (it being acknowledged that Landlord’s rejection for changes that affect the building’s structural components shall never be deemed unreasonable). Whenever plans and specifications are required to be submitted to Landlord for approval, these plans and specifications must be (i) hand delivered to Landlord in plan sets with minimum sizing of 20” x 36” and, (ii) delivered digitally as well. Landlord shall have fifteen (15) days from the date of receipt of the plans and specifications to review the same and notify Tenant whether Landlord has approved or rejected the plans and specifications, provided (A) if Landlord rejects any such plans and specifications, Landlord shall provide Tenant with specific comments as to the elements of the plan or specifications that Landlord found objectionable, and (B) if Landlord does not provide any written notice within the fifteen (15) day period, Landlord shall be deemed to have approved the plans and specifications. Landlord may monitor construction of the Tenant-Made Alterations. Tenant shall reimburse Landlord for its reasonable out-of-pocket costs in reviewing plans and specifications and in monitoring construction. Landlord’s right to review plans and specifications and to monitor construction shall be solely for its own benefit, and notwithstanding anything to the contrary contained herein, Landlord’s approval of any plans and specifications submitted by Tenant pursuant to this Clause 13 or otherwise is not intended and shall not be deemed to constitute a representation, warranty or assurance of any kind that such plans and specifications and the Tenant-Made Alterations shown thereon comply with applicable Laws or that the same are structurally sound and Tenant shall be solely responsible for causing such compliance and for the quality and structural integrity of any Tenant-Made Alterations and Tenant acknowledges that it is not relying on any of the Landlord Parties for the same. Tenant shall provide Landlord with the identities and mailing addresses of all persons performing work or supplying materials, prior to beginning such work, and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable Law. Tenant shall furnish security or make other arrangements satisfactory to Landlord to assure payment for the completion of all work free and clear of liens and shall provide certificates of insurance with types of coverage and amounts reasonably required by Landlord, including a waiver of subrogation in favor of the Landlord Parties, from an insurance company satisfactory to Landlord, including a provision of additional insured status for the Landlord Parties, protecting Landlord against liability for all Claims including, but not limited to, personal injury or property damage during construction. Upon completion of any Tenant-Made Alterations, Tenant shall deliver to Landlord sworn statements setting forth the names of all contractors and subcontractors who did work on the Tenant-Made Alterations and final lien waivers from all such contractors and subcontractors in compliance with Nevada law. Upon surrender of the Premises, all Tenant-Made Alterations and any leasehold improvements constructed by Landlord shall remain on the Premises as Landlord’s property without compensation to Tenant, except to the extent Landlord requires removal at Tenant’s expense of any such items or Landlord and Tenant have otherwise agreed in writing in connection with Landlord’s consent to any Tenant-Made Alterations. Tenant shall repair any damage caused by the removal of such Tenant-Made Alterations upon surrender of the Premises, provided that if Tenant’s removal and restoration work would damage or otherwise affect the structure of the Premises or the Building, Landlord may, at its option, elect to perform such removal restoration work, at Tenant’s sole cost and expense, in which case Tenant shall reimburse Landlord therefor upon demand.

14.	MAINTENANCE AND REPAIRS:

14.1 LANDLORD OBLIGATIONS. Landlord shall repair, at its expense and without pass through as an Operating Expense, the structural soundness of the roof (which does not include the roof membrane and roof decking, the costs of which will be included in Operating Expenses), the structural soundness of the foundation, and the structural soundness of the exterior walls of the Building (the term “exterior walls” as used in this section shall not include windows, glass or plate glass, doors or overhead doors, special store fronts, dock bumpers, dock plates or levelers, or office entries) in good repair, reasonable wear and tear excluded. Tenant shall promptly give Landlord written notice of any repair required by Landlord pursuant to this Clause 14.1, after which Landlord shall have a reasonable opportunity to repair. Notwithstanding anything to the contrary contained herein, if the need for any repair referenced herein results from the negligence or intentional misconduct of any Tenant Party, following Landlord’s completion of such repairs, Tenant agrees to reimburse Landlord for the reasonable, out-of-pocket costs of such repairs upon demand therefor.

14.2 TENANT OBLIGATIONS. Except as expressly assumed by Landlord in this Lease, Tenant assumes all obligations to repair, maintain and replace the Premises. Subject to Landlord’s obligation in Clause 14.1 and subject to Clause 16 [Destruction of Premises], Tenant, at its expense, shall repair, replace and maintain in good condition and repair all portions of the Premises and all areas, improvements and systems exclusively serving the Premises including, without limitation, dock and loading areas, truck doors, plumbing, water and sewer lines up to points of common connection, entries, doors, locks and closing devices, ceilings, window sashes, casements, frames and glass, interior walls, and the interior side of demising walls, and heating, ventilation and air conditioning systems, pest control, lighting, floors (excluding structural foundation), and all other equipment of every kind and nature attached to or exclusively serving the Premises. Such repair and replacements include capital expenditures and repairs whose benefit may extend beyond the Term. If Tenant fails to keep the Premises in good condition and repair, Landlord may, but shall not be obligated to, make any necessary repairs or replacements. If Landlord makes such repairs or replacements, Landlord may bill Tenant for the cost of the repairs plus a 10% administrative fee as additional Rent, and said additional Rent shall be payable by Tenant within ten (10) days after demand by Landlord.

14.3 HVAC. Tenant shall enter annual, written maintenance contracts with competent, licensed contractors reasonably approved or designated by Landlord. Such contracts shall include, and Tenant shall require that such contractors provide: (i) inspection, cleaning and testing at least monthly for HVAC units and semi-annually for other systems and equipment (or more frequently if required by applicable Law or if reasonably required by Landlord), (ii) any servicing, maintenance, repairs and replacements of filters, belts or other items determined to be necessary or appropriate as a result of such inspections and tests, or by the manufacturers’ warranty, service manual or technical bulletins, or otherwise required to ensure proper and efficient operation, including emergency work, (iii) all other work as shall be reasonably required by Tenant, Landlord or Landlord’s insurance carriers, (iv) a detailed record of all services performed, and (v) an annual service report at the end of each calendar year. In accordance with standard manufacture recommendations, the preventative maintenance procedures for HVAC and related equipment (if applicable) shall include, but not be limited to, the services listed on Exhibit G attached hereto and made a part hereof. Not later than thirty (30) days prior to the Lease Commencement Date and annually thereafter, Tenant shall provide Landlord with a copy of all maintenance contracts required hereunder, and written evidence reasonably satisfactory to Landlord that the annual fees therefor have been paid. Alternatively, Landlord may at its option secure its own annual service contract to perform periodic inspections of the HVAC systems serving the Premises, and to perform any necessary work, maintenance, or repair of them. In that event, Tenant shall reimburse Landlord upon demand for all amounts paid by Landlord in connection with such contract.

15. RIGHT OF ENTRY: Landlord, its agents, employees and contractors shall have the right, at all reasonable times during the Term and following reasonable notice, to enter and inspect the Premises, to perform any obligation required of, or right permitted to, Landlord under this Lease, to post notices of non-responsibility or other notices which Landlord may deem necessary for its protection, and for any purpose permitted by Law, with reasonable notice except in cases of an emergency, in which event no prior notice shall be required. Landlord has the right to show the Premises to prospective purchasers, lenders, tenants and/or brokers and post “for lease” signs within or outside the Premises during the last six (6) months of the Term.

16. DESTRUCTION OF PREMISES: If at any time during the Term the Premises are damaged by a fire or other casualty (“Casualty”), Landlord shall notify Tenant within sixty (60) days after such damage as to the amount of time Landlord reasonably estimates it will take to restore the Premises (“Completion Estimate”).

16.1 TERMINATION. If the Completion Estimate states that Landlord’s initial estimate of the time needed for to repair the Premises exceeds one hundred eighty (180) days, either Landlord or Tenant may elect to terminate this Lease as of the date of the Casualty by notice to the other party. Notice of Landlord’s or Tenant’s election to terminate the Lease pursuant to this Clause 16.1 must be given within thirty (30) days after the date of the Completion Estimate. Either party may terminate this Lease if the Casualty occurs within the last six (6) months of the Term if Landlord’s estimate of the time needed to repair the damage caused by the Casualty exceeds more than 20% of the then remaining Term. Tenant’s termination right described in this Clause 16.1 shall not apply if the damage was caused by the negligent or intentional acts of any Tenant Parties. Failure of Tenant to exercise said election within said thirty (30) day period shall constitute Tenant’s agreement to accept delivery of the Premises under this Lease whenever tendered by Landlord, provided Landlord thereafter pursues reconstruction or restoration diligently to completion, subject to delays caused by Force Majeure events.

16.2 RESTORATION. If neither party elects to terminate this Lease or if Landlord estimates that restoration will take 180 days or less, then, subject to Landlord’s ability to obtain the necessary permits therefor and receipt of sufficient insurance proceeds, Landlord shall promptly restore the Premises to substantially the same condition as existed immediately prior to the Casualty, excluding the improvements installed by Landlord and paid by Tenant or Tenant-Made Alterations, subject to delays arising from the collection of insurance proceeds or from Force Majeure events. Tenant at Tenant’s expense shall promptly perform, subject to delays arising from the collection of insurance proceeds, or from Force Majeure events, all repairs or restoration not required to be done by Landlord to restore the Premises to substantially the same condition as existed immediately prior to the Casualty and shall promptly re-enter the Premises and commence doing business in accordance with this Lease, provided that prior to commencement of repairs, Landlord shall provide Tenant with any insurance proceeds attributable to the Premises remaining, after the completion of Landlord’s repairs, that have been received by Landlord for any such improvements to be repaired by Tenant under this section.

16.3 ABATEMENT. In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, for ten (10) consecutive business days (the “Eligibility Period”) as a result of damage to the Premises, and the damage was not caused by the negligence or intentional acts of any Tenant Parties, then Tenant’s Base Rent and Tenant’s Share of Operating Expenses shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for the sooner of such time that (i) Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, or (ii) Landlord has substantially completed the restoration required in Clause 16.2, in the proportion that the leasable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total leasable area of the Premises. If Landlord makes other space available to Tenant, rent for the substitute premises shall be payable on an equitable basis as reasonably determined by Landlord.

16.4 TENANT’S ACTS. If such damage or destruction occurs as a result of the negligence or the intentional acts of any Tenant Parties, and the proceeds of insurance which are actually received by Landlord are not sufficient to pay for the repair of all of the damage, Tenant shall pay, at Tenant’s sole cost and expense, to Landlord upon demand, the difference between the cost of repairing the damage and the insurance proceeds received by Landlord.

16.5 TENANT’S PROPERTY. Landlord shall not be liable to any Tenant Parties or customers for loss or damage to merchandise, tenant improvements, fixtures, automobiles, furniture, equipment, computers, files or other property (hereinafter collectively “Tenant’s property”) located at the Project. Tenant shall repair or replace all of Tenant’s property at Tenant’s sole cost and expense. Tenant acknowledges that it is Tenant’s sole responsibility to obtain adequate insurance coverage to compensate Tenant for damage to Tenant’s property.

16.6 WAIVER. Landlord and Tenant hereby waive the provisions of any Law relating to the matters addressed in this Clause 16 and agree that their respective rights for damage to or destruction of the Premises shall be those specifically provided in this Lease.

17. CONDEMNATION: If all or part of the Project is taken or condemned by any authority for any public use or purpose (including a deed given in lieu of condemnation), which renders the Building or the Premises not suitable for its intended purpose in Landlord or Tenant’s reasonable opinion, this Lease shall terminate as of the date title vests in such authority, and the Rent shall be apportioned as of such date. Otherwise, this Lease shall continue in full force and effect, except the Rent shall abate for that part of the Premises which is rendered untenantable and not occupied by Tenant on a per diem and proportionate area basis from the date when that part of the Premises is no longer available for the use of the Tenant. Landlord, upon receipt and to the extent of the award in condemnation or proceeds of sale which is allocable to the Premises, shall make necessary repairs and restoration (exclusive of Tenant-Made Alterations and personal property installed by Tenant) to restore the Premises remaining to as near their former condition as circumstances will permit and to the extent necessary to constitute the portion not so taken or condemned as complete. Landlord shall be entitled to receive the entire award from any sale, taking or condemnation without any payment to Tenant. Tenant shall have the right separately to pursue against the condemning authority, an award in respect of Tenant’s business damages and relocation expenses. Under no circumstances shall Tenant seek or be entitled to any compensation for the value of its leasehold estate which Tenant hereby assigns to Landlord. Landlord and Tenant hereby waive the provisions of any Law relating to the matters addressed in this Clause 17 and agree that their respective rights for damage to or destruction of the Premises shall be those specifically provided in this Lease.

18.	TRANSFERS:

18.1 PROHIBITION. Tenant shall not, without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed, assign this Lease or sublet the Premises, or transfer or permit the transfer of this Lease or the interest of Tenant in the Lease, in whole or in part, or mortgage, pledge, or hypothecate its leasehold interest or grant any concession or license within the Premises, or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant (any such subletting, assignment or other transfer shall be referred to as a “Transfer,” and the person to whom Tenant’s interest is transferred shall be referred to as a “Transferee”). If Tenant is a privately-held corporation, or is an unincorporated association, limited liability company or partnership, the cumulative or aggregate transfer, assignment or hypothecation of thirty-three percent (33%) or more of the total stock, or the legal or beneficial interest, in such corporation, association, company or partnership, whether in a single transaction or a series of related or unrelated transactions, and whether on a direct or indirect basis, shall be deemed a Transfer. Any attempt by Tenant to effect a Transfer without such consent of Landlord shall be voidable by Landlord and, at Landlord’s election, shall constitute an incurable default under this Lease.

18.2 PROCEDURE. If Tenant desires to effect a Transfer, Tenant shall deliver written notice of such intent to Landlord at least thirty (30) days prior to the proposed effective date of the Transfer (“Transfer Request”). Each Transfer Request must contain, or be accompanied with, each of the following: (i) a copy of the proposed Transfer documents; (ii) a detailed description of the proposed Transferee’s business to be conducted upon the Premises and certification that it is a Permitted Use; (iii) the business resume of the principals of the Transferee; (iv) the latest audited and the latest unaudited quarterly financial statements of the proposed Transferee; (v) the economic terms and consideration for the transaction; and (vi) any other documentation and information reasonably required by Landlord. Within thirty (30) days after Landlord’s receipt of the Transfer Request and all of the information required pursuant to this Clause 18.2, Landlord shall notify Tenant in writing that Landlord has elected to (1) consent to such proposed Transfer (subject to the provisions hereof), or (2) withhold consent to such proposed Transfer.

18.3 STANDARDS FOR APPROVAL/DISAPPROVAL. In determining whether to grant or withhold its consent to a proposed Transfer, Landlord may consider any reasonable factor. Without limiting the conditions that may be construed as a reasonable factor, it is deemed reasonable that Landlord’s consent shall not be considered unreasonably withheld if: (a) The proposed Transferee does not have sufficient financial worth to fully and timely discharge all of the then remaining obligations of Tenant under this Lease, (b) in Landlord’s commercially reasonable discretion, the proposed Transferee is not of sound business reputation, (c) the use of the Premises by the proposed Transferee will not be a Permitted Use, (d) the proposed Transferee does not have sufficient experience to successfully undertake its business at the Premises, (e) the proposed Transferee occupies premises in the Project, (f) the proposed Transferee has delivered a letter of intent to Landlord or Landlord’s agent to lease space in the Project and (g) the proposed Transferee is actively negotiating with Landlord or Landlord’s agent to lease space in the Project, (h) the Transferee intends to use the Premises for purposes which are not permitted under this Lease or would result in a violation of another tenant’s rights or of an agreement by which Landlord is bound, (i) any portion of the Project or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer, (j) Landlord is not able to obtain the consent of any third parties having approval rights, or (k) Landlord has had prior unsatisfactory dealings with the proposed Transferee. Furthermore, if Tenant is then in default of any obligation of Tenant under this Lease, it shall be reasonable for Landlord to elect, in its sole discretion, to deny its consent to such proposed Transfer so long as such default exists.

18.4 REQUIRED DOCUMENTATION. Each and every assignment instrument and subletting instrument shall contain such terms and conditions as are described in the Transfer Request and be expressly subject and subordinate to each and every provision contained in this Lease. Each Transferee shall expressly assume in writing for the benefit of Landlord the obligations of Tenant under this Lease and shall be liable jointly and severally with Tenant for the payment of the Rent and the performance of all the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed for the Term. If Landlord approves the proposed Transfer, Landlord shall prepare and deliver to Tenant, for execution by Tenant and the proposed Transferee, counterparts of Landlord’s reasonable and customary consent instrument, and Tenant shall have thirty (30) days to cause the same to be executed, without modification, by both Tenant and the proposed Transferee and delivered to Landlord, together with all required attachments thereto.

18.5 TRANSFER FEES. If said Transfer requires the consent of Landlord pursuant to this Clause 18, Tenant shall pay to Landlord upon demand as Rent an amount equal to the greater of (a) Landlord’s reasonable attorneys’ fees and administrative expenses incurred in connection with any Transfer and (b) Three Thousand and no/100 Dollars ($3,000.00).

18.6 MISCELLANEOUS. The consent by Landlord to a Transfer shall not relieve Tenant from obtaining Landlord’s prior written consent in writing to any further Transfer. Any approved Transfer shall be expressly subject to the terms and conditions of this Lease. In the event of any approved Transfer, Tenant and Guarantor shall not be released or discharged from any liability, whether past, present or future, under this Lease, including any Renewal Term of this Lease. If Tenant requests Landlord’s consent in connection with a proposed Transfer and Landlord fails or refuses to give such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent, it being intended that Tenant’s sole remedy shall be an action for specific performance or injunction, and that such remedy shall be available only in those cases where this Lease provides that Landlord shall not unreasonably withhold its consent. If this Lease be assigned or if the Premises be subleased (whether in whole or in part) or in the event of the mortgage, pledge, or hypothecation of Tenant’s leasehold interest or grant of any concession or license within the Premises or if the Premises be occupied in whole or in part by anyone other than Tenant, then upon a default by Tenant hereunder Landlord may collect rent from the assignee, sublessee, mortgagee, pledgee, party to whom the leasehold interest was hypothecated, concessionee or licensee or other occupant and apply the amount collected to the next rent payable hereunder; and all such rentals collected by Tenant shall be held in trust for Landlord and immediately forwarded to Landlord. No such transaction or collection of rent or application thereof by Landlord, however, shall be deemed a waiver of these provisions or a release of Tenant from the further performance by Tenant of its covenants, duties, or obligations hereunder.

18.7 PERMITTED TRANSFERS. Notwithstanding the foregoing, Tenant may assign this Lease or sublease the entire Premises to an entity controlled by, controlling or under common control with Tenant (as used herein, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities or rights, by contract, or otherwise) provided that, in any of such events, in each instance, each and every one of the following requirements has been satisfied: (a) the successor of Tenant has the financial ability to satisfy Tenant’s obligations and responsibilities under the Lease, and proof reasonably satisfactory to Landlord of such net worth shall be delivered to Landlord at least ten (10) days prior to the proposed Transfer date; (b) any such Transfer shall be subject to all of the terms and provisions of this Lease, and such Transferee shall assume, in a written document reasonably satisfactory to Landlord and delivered to Landlord prior to the effective date of such Transfer, all the obligations of Tenant under this Lease; and (c) Tenant is not in default under this Lease.

19. SUBORDINATION, ATTORNMENT: This Lease and the rights of Tenant are expressly subject and subordinate to the lien and provisions of any Mortgage. This provision will be self-operative, and no further instrument of subordination will be required in order to effect it. However, Tenant shall, within ten (10) days after receipt of written notice by Landlord, execute and deliver such further instruments, in such form as may be required by Landlord or any Mortgagee of a proposed or existing Mortgage, subordinating this Lease to the lien of any such Mortgage. Within sixty (60) days after (i) the execution of this Lease, and (ii) any future date that Landlord enters into any new security device after the execution of this Lease, Landlord shall use its commercially reasonable efforts to obtain a Non-Disturbance Agreement from the holder of such Security Device which is secured by the Premises which provides that Tenant’s possession of the Premises, and this Lease, including any options to extend the term hereof, will not be disturbed so long as Lessee is not in Breach hereof and attorns to the record owner of the Premises, but the failure to obtain same shall not constitute a default by Landlord.

In the event of the foreclosure of any such Mortgage by voluntary agreement or otherwise, or the commencement of any judicial action seeking such foreclosure, Tenant, at the request of the then Landlord, shall attorn to such Mortgagee or purchaser in foreclosure or the party who, but for this Lease, would be entitled to possession of the Premises. Tenant shall, within ten (10) days after receipt of written notice by Landlord or such Mortgagee, purchaser, or their successors, execute and deliver any instrument in such form as may be required by Landlord or such Mortgagee, purchaser, or their successors, to further evidence such attornment. This provision will be self-operative, and no further instrument of attornment will be required in order to effect it. Notwithstanding such subordination, Tenant’s right to quiet possession of the Premises shall not be disturbed if Tenant is not in default and so long as Tenant shall pay the rent and observe and perform all of the provisions of this Lease, unless this Lease is otherwise terminated pursuant to its terms.

If Tenant fails to execute and deliver any requested Subordination and Non-Disturbance Agreement or any requested attornment agreement within the time periods required herein, Tenant shall have irrevocably appointed Landlord as Tenant’s attorney-in-fact to execute such instrument in Tenant’s name.

Tenant shall send to the Mortgagee (after notification of the identity of such Mortgagee and the mailing address thereof) copies of all notices that Tenant sends to Landlord; such notices to said Mortgagee shall be sent concurrently with the sending of the notices to Landlord and in the same manner as notices are required to be sent pursuant to Clause 33 [Notices] hereof. Tenant will accept performance of any provision of this Lease by such Mortgagee as performance by, and with the same force and effect as though performed by, Landlord. If any act or omission of Landlord would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right until (a) Tenant gives notice of such act or omission to Landlord and to each such Mortgagee, and (b) a reasonable period of time for remedying such act or omission elapses following the time when such Mortgagee becomes entitled under such Mortgage to remedy same (which reasonable period shall in no event be less than the period to which Landlord is entitled under this Lease or otherwise, after similar notice, to effect such remedy and which reasonable period shall take into account such time as shall be required to institute and complete any foreclosure proceedings).

20. ESTOPPEL: Tenant shall, within ten (10) days of receipt of written notice by Landlord and without cost to Landlord, deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect, or, if there have been modifications, that this Lease, as modified, is in full force and effect; providing a true, correct and complete copy of the Lease and any and all modifications of the Lease; the amount of each item of the Rent then payable under this Lease and the date to which the Rent has been paid; that Landlord is not in default under this Lease or, if in default, a detailed description of such default; that Tenant is or is not in possession of the Premises, as the case may be; and containing such other information and agreement as may be reasonably requested. In the event that Tenant does not execute and return the same to Landlord within such 10-day period, Tenant shall be deemed to have certified all information contained therein. The truth and accuracy of the certifications contained herein may be relied upon by (i) Landlord, (ii) any potential purchaser of the Project, or its assignee (“Purchaser”), (iii) each lender (“Lender”) of Landlord or Purchaser (or any of their respective direct or indirect owners), and its successors, participants, assigns and transferees, (iv) any rating agency or trustee involved in a securitization of one or more loans made by a Lender, and (v) any servicer of any such loan (collectively, the “Reliance Parties”), and said certifications shall be binding upon Tenant and its successors and assigns, and inure to the benefit of the Reliance Parties.

21. QUIET ENJOYMENT: Landlord agrees with Tenant that so long as Tenant pays the Rent and observes and performs all the terms and conditions of this Lease, Tenant may, subject to the terms of this Lease, peaceably and quietly enjoy the Premises against any person claiming by, through or under Landlord.

22.	INDEMNIFICATION:

22.1 BY TENANT. Except for Claims to the extent resulting from the gross negligence or intentional misconduct of any of the Landlord Parties, and subject to the provisions of Clause 23.4 [Waiver of Subrogation], Tenant shall indemnify, defend and hold the Landlord Parties and Landlord’s property manager harmless against and from all Claims which may be imposed upon, incurred by, or asserted against any of the Landlord Parties and/or Landlord’s property manager and arising, directly or indirectly, out of or in connection with the use or occupancy or maintenance of the Premises by, through or under any Tenant Parties, and (without limiting the generality of the foregoing) any of the following occurring during the Term: (i) any work or thing done in, on or about the Premises or any part thereof by any of the Tenant Parties; (ii) any use, non-use, possession, occupation, condition, operation, maintenance or management of the Premises or any part thereof; (iii) any act or omission of any of the Tenant Parties; (iv) any injury or damage to any person or property occurring in, on or about the Premises or any part thereof; or (v) any failure on the part of Tenant to perform or comply with any of the covenants, agreements, terms or conditions contained in this Lease with which Tenant, on its part, must comply or perform. In case any action or proceeding is brought against any of the Landlord Parties by reason of any of the foregoing, Tenant shall, at Tenant’s sole cost and expense, resist or defend such action or proceeding by counsel approved by Landlord, which approval shall not be unreasonably withheld.

22.2 BY LANDLORD. Except for Claims to the extent resulting from the gross negligence or intentional misconduct of any of the Tenant Parties, and subject to the provisions of Clause 23.4 [Waiver of Subrogation], Landlord shall indemnify, defend and hold the Tenant Parties harmless against and from all Claims which may be imposed upon, incurred by, or asserted against any of the Tenant Parties and arising, directly or indirectly, out of or in connection with any of the following occurring during the Term: (i) any work or thing done in, on or about the Premises or any part thereof by any of the Landlord Parties; (ii) any negligence or intentional misconduct of any of the Landlord Parties; or (iii) any failure on the part of Landlord to perform or comply with any of the covenants, agreements, terms or conditions contained in this Lease with which Landlord, on its part, must comply or perform. In case any action or proceeding is brought against any of the Tenant Parties by reason of any of the foregoing, Landlord shall, at Landlord’s sole cost and expense, resist or defend such action or proceeding by counsel approved by Tenant, which approval shall not be unreasonably withheld.

23.	INSURANCE:

23.1 TENANT’S INSURANCE. At all times, commencing on and after the earlier to occur (“Insurance Date”) of (i) the Possession Date, (ii) the Lease Commencement Date, or (iii) the date Tenant enters the Premises for any purpose, Tenant shall carry and maintain, at Tenant’s expense, the following insurance, in the amounts specified below or such other amounts as Landlord may from time-to-time request:

(a) Commercial General Liability Insurance covering bodily injury, personal injury and for damage to property in an amount of not less than $3 million per occurrence, with a General Aggregate limit per location of at least $5 million with an “Additional Insured-Managers and Landlords of Premises Endorsement” and contain the “Amendment of the Pollution Exclusion” for damage caused by heat, smoke or fumes from a hostile fire. The policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an “insured contract” for the performance of Tenant’s indemnity obligations under this Lease.

(b) Causes of Loss - Special Form extended coverage (formerly known as “all risk”) property insurance in an amount equal to one hundred percent (100%) of full replacement value covering Tenant’s Work, Tenant’s property and Tenant-Made Alterations located in the Premises, against fire and other risks. By way of example, and not limitation, such policies shall provide protection against any peril included within the classification “fire and extended coverage,” against vandalism and malicious mischief, theft and sprinkler leakage. Tenant’s policy shall include endorsements to insure Tenant against losses to valuable papers, records and computer equipment and to compensate Tenant for the cost of recovering lost data. To the extent that Tenant’s policy covers tenant improvements to the Premises, Landlord shall be a loss payee on such policy. Tenant shall also obtain earthquake insurance, and if the Project is in Flood Zone A or V, Tenant shall obtain flood insurance, and the terms of such insurance policies shall be reasonably acceptable to Landlord.

(c) Tenant’s Legal Liability Insurance which pertains to the care custody and control of the Premises in the amount of not less than for the full value of the property of its customers as determined by the warehouse contract between Tenant and its customer.

(d) Worker’s Compensation Insurance insuring against and satisfying Tenant’s obligations and liabilities under the worker’s compensation Laws of the State in which the Project is located, and Employer’s Liability Insurance in the limits required by the Laws of the State in which the Project is located, but in an amount not less than $1,000, 000 each accident, $1,000,000 disease - policy limit, $1,000,000 disease - each employee;

(e) Product and Completed Operations Liability Insurance sufficient to indemnify and protect Landlord from any Claims related thereto.

(f) Umbrella Liability Insurance in excess of the underlying coverage listed in Subclauses (a), (b), (c) and (d) above, with limits of not less than $3 million per occurrence/$3 million aggregate.

(g) Business automobile liability insurance covering all owned, non-owned and hired or borrowed vehicles of any of the Tenant Parties used in connection with the operation of its business from the Premises, with limits of not less than One Million Dollars ($1,000,000.00) per occurrence combined single limit, insuring for bodily injury, death and property damage.

(h) Business Interruption Insurance with a limit of liability representing loss of at least approximately six (6) months of income.

(i) Should the activities of Tenant pose an environmental risk to the Project, Landlord may require Environmental Insurance from Tenant in amounts sufficient to cover the risk as determined by Landlord Such other insurance in such amounts and increases in the limits of the coverage required above, as Landlord or its Mortgagee may require of Tenant upon thirty (30) days’ prior written notice.

All the above types of insurance will be written on the most current occurrence ISO forms including without limitation, personal injury and contractual liability coverage for the performance by Tenant of the indemnity agreements set forth in this Lease.

23.2 POLICY REQUIREMENTS. All policies of insurance which Tenant is obligated to maintain according to this Lease (other than any policy of Worker’s Compensation Insurance) shall name the Landlord Parties and such other persons or entities as Landlord specifies from time to time as additional insured, or loss payee as appropriate, and shall be in a form acceptable to Landlord, without modification. Certificates of Insurance naming the Landlord Parties and any others specified by Landlord as additional insured and evidence of the payment of all premiums of such policies satisfactory to Landlord shall be delivered to Landlord prior to the Insurance Date and upon renewals at least thirty (30) calendar days prior to the expiration of the term of any such insurance coverage. Any company writing any insurance which Tenant is required to maintain or cause to be maintained pursuant to Clause 23 shall have a Best Rating of at least “A-” and be assigned a financial size category of at least “Class VIII” as rated in the most recent edition of “Best’s Key Rating Guide” for insurance companies and each such company shall be licensed and qualified to do business in the state in which the Premises are located. All insurance obtained by Tenant shall be primary to and not contributory with any similar insurance carried by Landlord, whose insurance shall be considered excess insurance only. All such policies maintained by Tenant shall contain endorsements that the insurer will give Landlord at least thirty (30) calendar days’ advance written notice of any termination or amendment. No insurance required to be maintained by Tenant by Clause 23 shall be subject to more than a $5000 deductible limit without Landlord’s prior written consent. The policy shall be written on an “occurrence” basis and not on a “claims made” basis and shall be endorsed to provide that it is primary to and not contributory to any policies carried by Landlord. The limits of Tenant’s insurance shall in no event limit Tenant’s liability under this Lease, at law or in equity. Tenant assumes all risk of damage of Tenant’s property within the Project, including any loss or damage caused by water leakage, fire, windstorm, explosion, theft, act of any other tenant, or other cause.

23.3 TENANT ACTS. None of the Tenant Parties shall do or fail to do anything which will (i) violate the terms of or increase the rate of, any of Landlord’s or any other tenant or occupant’s insurance policies; (ii) prevent Landlord from obtaining such policies of insurance acceptable to Landlord or any Mortgagee; or (iii) contravene the rules, regulations and recommendations of Landlord’s insurance companies, the Fire Insurance Rating Organization or any similar body having jurisdiction over the Premises or the National Board of Fire Underwriters or any similar body exercising similar functions in connection with the prevention of fire or the correction of hazardous conditions. In the event of the occurrence of any of the events set forth in this Clause 23.3, Tenant shall pay Landlord upon demand, as additional Rent, the cost of the amount of any increase in any such insurance premium.

23.4 WAIVER OF SUBROGATION. Without affecting any other rights or remedies, Tenant and Landlord each hereby release and relieve the other, and waive their entire right to recover damages against the other, for loss of or damage to its property arising out of or incident to the perils required to be insured against herein, provided this Clause 23.4 shall be inapplicable if it would have the effect, but only to the extent it would have the effect, of invalidating any insurance coverage of Landlord or Tenant. For the purpose of the foregoing waiver, the amount of any deductible applicable to any loss or damage shall be deemed covered by and recoverable by the insured under the insurance policy to which such deductible relates.

24.	RELOCATION. Reserved.

25.	TENANT DEFAULT AND LANDLORD REMEDIES:

25.1 TENANT DEFAULT. Each of the following shall constitute an event of default by Tenant (“Default”): (1) Tenant fails to pay any installment of Rent within five (5) days after the date on which the Rent is due; (2) Tenant fails to observe or perform any of the terms and conditions of this Lease (other than those specifically referred to in this Clause 25 or elsewhere in the Lease) after written notice from Landlord and fails to cure the default within thirty (30) days, except where the nature of the default is such that more than thirty (30) days are reasonably required for its cure, then it shall not be deemed to be a breach if Tenant commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion; (3) a petition is filed by or against Tenant to declare Tenant bankrupt or to seek relief from Tenant under any chapter of the Bankruptcy Code, as amended, or under any other Law imposing a moratorium on, or granting debtor’s relief with respect to, the rights of creditors; (4) Tenant becomes or is declared insolvent by Law or Tenant makes an assignment for the benefit of creditors; (5) a receiver is appointed for Tenant or Tenant’s property; (6) interest of Tenant in this Lease is levied upon under execution or other legal process; (7) Tenant fails to strictly comply with the Use of the Premises, as per Clause 6 [Use]; or (8) Tenant shall not occupy or shall vacate the Premises. Any notice periods provided for under Clause 25 shall run concurrently with any statutory notice periods and any notice given hereunder may be given simultaneously with or incorporated into any such statutory notice.

25.2 LANDLORD REMEDIES. Upon the occurrence of an event of Default by Tenant, Landlord shall have all of the rights and remedies provided in this Lease, in addition to all other rights and remedies provided at law or in equity (all remedies provided herein being non-exclusive and cumulative), and Landlord may, with or without notice or demand, do any one or more of the following:

(a) Landlord may, at its election, by any lawful means, terminate this Lease or terminate Tenant’s right to possession only, without terminating the Lease.

(b) Upon any termination of this Lease or upon any termination of Tenant’s right to possession without termination of the Lease and without prejudice to any other remedy which Landlord may have for possession of the Premises or arrearage in Rent, remove any and all persons and property from the Premises, with or without legal process, and pursuant to such rights and remedies as the laws of the State of Nevada shall then provide or permit, but Landlord shall not be obligated to effect such removal. Said property may, at Landlord’s option be stored or otherwise dealt with as such laws may then provide or permit, including, but not limited to, the right of Landlord to store the same, or any part thereof, in a warehouse or elsewhere at the expense and risk of and for the account of Tenant.

(c) Upon any termination of this Lease Landlord shall be entitled to recover as damages, all Rent, including any amounts treated as additional Rent under this Lease, and other sums due and payable by Tenant on the date of termination, plus as liquidated damages and not as a penalty, an amount equal to the sum of: (i) the worth at the time of award of the unpaid rent which had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, the cost of recovering possession of the Premises, expenses of releasing, including necessary renovation and alteration of the Premises, reasonable attorneys’ fees, any real estate commissions actually paid by Landlord and the unamortized value of any free rent, reduced rent, tenant improvement allowance or other economic concessions provided by Landlord. The “worth at time of award” of the amounts referred to in Clause 25.2(c)(i) and (ii) shall be computed by allowing interest at the lesser of ten percent (10%) per annum or the maximum interest rate permitted by applicable law. The worth at the time of award of the amount referred to in Clause 25.2(c)(iii) shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). For purposes of this Clause 25.2, “rent” shall be deemed to be all monetary obligations required to be paid by Tenant pursuant to the terms of this Lease (it being conclusively presumed that the additional Rent paid by Tenant in the last Lease Year prior to the termination of this Lease shall have been paid by Tenant for the balance of the Term).

(d) Upon any termination of Tenant’s right to possession only without termination of the Lease:

1. Neither such termination of Tenant’s right to possession nor Landlord’s taking and holding possession thereof as provided in Subsection (b) shall terminate the Lease or release Tenant, on whole or in part, from any obligation, including Tenant’s obligation to pay the rent, including any amounts treated as additional rent, under this Lease for the full Term, and if Landlord so elects Tenant shall continue to pay to Landlord the entire amount of the rent as and when it becomes due, including any amounts treated as additional rent under this Lease, for the remainder of the Term plus any other sums provided in this Lease to be paid by Tenant for the remainder of the Term.

2. Until such time as Landlord shall elect to terminate the Lease and shall thereupon be entitled to recover the amounts specified in such case in Subsection (c), Landlord may enforce all of Landlord’s rights and remedies under this Lease, including the right to recover all rent, including any amounts treated as additional rent under this Lease and other sums reserved in this Lease for the remaining Term, together with the costs of repairs, alterations, additions, redecorating and Landlord’s expenses of reletting and the collection of the rent accruing therefrom (including reasonable attorneys’ fees and brokers’ commissions), as the same shall then be due or become due from time to time, less only such consideration as Landlord may have received from any reletting of the Premises, and Tenant agrees that Landlord may file suits from time to time to recover any sums falling due under Clause 25 as they become due. Any proceeds of reletting by Landlord in excess of the amount then owed by Tenant to Landlord from time to time shall be credited against Tenant’s future obligations under this Lease but shall not otherwise be refunded to Tenant or inure to Tenant’s benefit.

3. If Tenant at any time fails to perform any of its obligations under this Lease in a manner satisfactory to Landlord, Landlord shall have the right but not the obligation, with two (2) calendar days prior notice after Tenant’s time to cure has expired (except in the case of any dangerous condition or emergency, in which case no notice shall be required) to perform or cause to be performed such obligations on behalf and at the expense of Tenant. In such event, Landlord’s costs and expenses incurred with respect thereto shall, upon demand, be paid for by Tenant as additional Rent. The performance by Landlord of any such obligation shall not constitute a release or waiver of any of Tenant’s obligations under this Lease.

4. Landlord shall use commercially reasonable efforts to relet the Premises or portions thereof. Landlord and Tenant agree that nevertheless Landlord shall at most be required to use only the same efforts Landlord then uses to lease premises in the Building generally and that in any case that Landlord shall not be required to give any preference or priority to the showing or leasing of the Premises of portions thereof over any other space that Landlord may be leasing or have available and may place a suitable prospective tenant in any such other space regardless of when such other space becomes available and that Landlord shall have the right to relet the Premises for a greater or lesser term than that remaining under this Lease, the right to relet only a portion of the Premises, or a portion of the Premises or the entire Premises as a part of a larger area, and the right to change the character or use of the Premises. In connection with or in preparation for any reletting, Landlord may, but shall not be required to, make repairs, alterations and additions in or to the Premises and redecorate the same to the extent Landlord deems necessary or desirable, and Tenant shall pay the cost thereof, together with Landlord’s expenses or reletting, including, without limitation, any commission incurred by Landlord, within five (5) days of Landlord’s demand. Landlord shall not be required to observe any instruction given by Tenant about any reletting or accept any tenant offered by Tenant unless such offered tenant has a credit-worthiness acceptable to Landlord and leases the entire Premises upon terms and conditions including a rate of rent (after giving effect to all expenditures by Landlord for tenant improvements, brokers’ commissions and other leasing costs) all no less favorable to Landlord than as called for in this Lease, nor shall Landlord be required to make or permit any assignment or sublease for more than the current term or which Landlord would not be required to permit under the provisions of Clause 18 [Transfers].

(e) Intentionally Deleted.

(f) TENANT, ITS SUCCESSORS, SUBTENANTS AND ASSIGNS EXPRESSLY WAIVE ANY RIGHT TO: (A) TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE OR TENANT’S USE OR OCCUPANCY OF THE PREMISES; (B) SERVICE OF ANY NOTICE REQUIRED BY ANY PRESENT OR FUTURE LAW OR ORDINANCE APPLICABLE TO LANDLORDS OR TENANTS BUT NOT REQUIRED BY THE TERMS OF THE LEASE; (C) REDEMPTION AND ALL RIGHTS TO RELIEF FROM FORFEITURE GRANTED BY OR UNDER ANY APPLICABLE LAW; AND (D) FILE ANY COUNTERCLAIMS OR CROSS-CLAIMS OTHER THAN COMPULSORY COUNTERCLAIMS OR CROSS-CLAIMS IN ANY ACTION OR PROCEEDING BROUGHT BY LANDLORD AGAINST TENANT FOR ANY DEFAULT.

(g) Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies provided in this Lease or any other remedies provided by Law (all such remedies being cumulative), nor shall pursuit of any remedy provided in this Lease constitute a forfeiture or waiver of any rent due to Landlord under this Lease or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants contained in this Lease.

(h) No act or thing done by Landlord or its agents during the Term shall be deemed a termination of this Lease or an acceptance of the surrender of the Premises, and no agreement to terminate this Lease or accept a surrender of said Premises shall be valid, unless in writing signed by Landlord.

(i) If (i) Tenant fails to make any payment under this Lease when due, (ii) Landlord performs or causes the performance of any obligation of Tenant under this Lease, or (iii) Landlord incurs any costs or expenses as a result of Tenant’s default under this Lease, then Tenant shall pay, upon demand, the amount due under (i), or the amount of such costs and expenses incurred under (ii) or (iii) above, plus Interest from the date such payment was due or from the date Landlord incurs such costs or expenses, plus Landlord’s administrative costs in connection therewith.

26. LANDLORD’S DEFAULT: Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within thirty (30) days after receipt of notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of 30 days, then after such period of time as is reasonably necessary); failing which, Tenant shall have the right to seek judgment from a court of competent jurisdiction for actual damages and/or an injunction. In addition, In the event that neither Landlord nor Mortgagee cures said breach within thirty (30) days after receipt of said notice, or if having commenced said cure they do not diligently pursue it to completion, then Tenant may elect to cure said breach at Tenant’s expense. Landlord shall be obligated to reimburse Tenant, for all documented out-of-pocket costs of said cure incurred by Tenant with thirty (30) days following Tenant’s demand with the copies of all paid invoices. In the event Landlord does not reimburse Tenant within said thirty (30) days, Tenant shall have the right to offset all documented out-of- pocket costs of said cure incurred by Tenant against Rent, beginning with the first installment of Rent after the expiration of such 30-day period and continuing until Tenant has been reimbursed in full. In the event of a default by Landlord under the Lease, Tenant shall use reasonable efforts to mitigate its damages and losses arising from any such default. Notwithstanding anything in this Lease to the contrary, none of the Landlord Parties shall be liable under any circumstances, in each case, however occurring, for injury or damage to, or interference with, Tenant’s business, including but not limited to, any fines or penalties, loss of good will, loss of business, business opportunity or profits or other direct, special, incidental, indirect or consequential damages or for punitive or special damages of any kind, whether in contract, tort or otherwise.

27. SURRENDER OF PREMISES: Upon the Expiration Date, termination, or Default of the Lease in which Tenant’s right to possession is terminated, Tenant shall surrender and vacate the Premises immediately and deliver vacant possession to Landlord in a clean, good, and tenantable condition, except for reasonable use and ordinary wear and tear, and generally in the condition described on Exhibit H attached hereto. Movable trade fixtures and personal property shall be removed from the Premises if Tenant has fulfilled all Lease obligations, unless instructed otherwise by Landlord. All telephone, communication and data lines, cables, electrical equipment, HVAC or other upgrades owned, installed or caused to be installed by Tenant in the Premises or in the plenum of the Building shall not be removed by Tenant unless otherwise required by Landlord. Upon Tenant vacating the Premises, Tenant agrees at Landlord’s option to leave all wiring properly identified. All items authorized to be removed but subsequently not removed shall, at Landlord’s option but subject to Nevada law, be presumed to have been abandoned by Tenant, and title thereto shall pass to Landlord, or Landlord may, at its option, either store or dispose of these items at Tenant’s expense, and Tenant waives all Claims against Landlord for any damages resulting from Landlord’s retention and disposition of such property. If any Tenant-Made Alterations have been made by Tenant, with or without Landlord’s approval, Tenant shall, at its expense, and upon request of Landlord, restore the Premises to their original condition. Tenant shall repair any damage caused by the removal of Tenant’s movable trade fixtures and personal property and such Tenant-Made Alterations upon surrender of the Premises; provided that if Tenant’s removal and restoration work would damage or otherwise affect the structure of the Premises or the Building, Landlord may, at its option, elect to perform such removal and restoration work, at Tenant’s sole cost and expense, in which case Tenant shall reimburse Landlord therefor upon demand. Tenant shall also deliver all keys for the Premises as specified by Landlord, and inform Landlord of all combinations on locks, safes and any vaults in the Premises.

28. HOLDING OVER: If Tenant shall continue to occupy the Premises after the termination of this Lease without the prior written consent of Landlord, such tenancy shall be a month-to-month tenancy at sufferance. The period of any hold over tenancy by Tenant shall be subject to all the terms and provisions of this Lease (other than any provisions for allowances, abatements or other financial concessions, Landlord’s Work, or optional rights of Tenant requiring Tenant to exercise the same by written notice, such as any options to extend the Term or to expand the Premises), except that Tenant shall pay Landlord from time to time, upon demand, as Base Rent for the holdover period, an amount equal to One Hundred Fifty Percent (150%) of the Rent in effect on the termination date, computed on a monthly basis for each month or part thereof during such holding over. In addition, Tenant shall be liable to Landlord for and shall indemnify, defend (with counsel acceptable to Landlord) and hold harmless Landlord against all loss, cost, liability and damages suffered or incurred by Landlord as a result of Tenant’s holding over including, without limitation, (i) any payment or rent concession which Landlord may be contractually required to make to any tenant obtained by Landlord for all or any part of the Premises (a “New Tenant”) by reason of the late delivery of space to the New Tenant as a result of Tenant’s holding over or in order to induce such New Tenant not to terminate its lease by reason of the holding over by Tenant, and (ii) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding over by Tenant. Acceptance by Landlord of any Rent after termination shall not constitute a renewal of this Lease or consent to such hold over occupancy, nor shall it waive Landlord’s right of re-entry or any other right contained in this Lease or provided by Law.

29. SECURITY DEPOSIT: (a) As security for the performance of its obligations under this Lease, Tenant upon its execution of this Lease shall pay to Landlord the Security Deposit in the amount stated in Clause 1.F. Landlord may use all or any part of the Security Deposit for the payment of any Rent or other sums as to which Tenant may be in default hereunder, or for any sum which Landlord may expend to cure any default of Tenant or by reason of Tenant’s default. Upon notice by Landlord of such application, Tenant shall replenish the Security Deposit in full by promptly paying to Landlord the amount so applied within thirty (30) days after written demand therefore. The Security Deposit shall not be deemed an advance payment of Rent or a measure of damages for any Default by Tenant under this Lease, nor shall it be deemed a bar or defense to any action which Landlord may at any time commence against Tenant. Landlord shall not be required to segregate the Security Deposit from its other funds and may commingle the Security Deposit with its other funds. Landlord’s obligation respecting the Security Deposit is that of a debtor, not a trustee; no interest shall accrue thereon. Upon termination of the Lease and so long as all of Tenant’s obligations under terms and conditions of this Lease have been fulfilled, Landlord will return Tenant’s Security Deposit within thirty (30) days following the later of (a) the expiration or termination of the Lease Term; or (b) the date that Tenant vacates the Premises in the manner required by this Lease and performs all of the covenants required to be performed by Tenant hereunder. In the event this Lease is terminated by or upon the default of Tenant, the Security Deposit shall be retained by Landlord and applied to Landlord’s damages until all such damages are determined, and the balance, if any, shall thereupon be refunded to Tenant. Should the Project be sold or transferred, the Security Deposit will be assigned to the Purchaser or transferee upon which Landlord shall be released from all responsibilities as they relate to the Security Deposit.

30. LIMITATION OF LIABILITY: No entity or person holding Landlord’s interest under this Lease (whether or not such entity or person is named as “Landlord”) shall have any liability for any claims, damages, or causes of action arising or accruing after such entity or person ceases to hold such interest. No principal, officer, employee, or partner (general or limited) of Landlord shall have any personal liability under any provision of this Lease. If Landlord defaults in the performance of any of its obligations under this Lease or otherwise, Tenant shall look solely to Landlord’s interest in the Building and not to the other assets of Landlord or the assets, interest, or rights of any principal, officer, employee or partner (general or limited) for satisfaction of Tenant’s remedies.

31. NO RECORDING: Neither this Lease nor any memorandum nor notice shall be recorded in any official public records, without Landlord’s written consent.

32. SUPERIOR AGREEMENTS; TITLE: Tenant shall comply, at Tenant’s sole cost and expense, with the requirements of all deed restrictions, restrictive covenants and other covenants, conditions and restrictions affecting the Building and/or the Project, as the same may be modified, amended and supplemented from time-to-time (collectively, “Superior Agreements”). Tenant shall not register nor record any document that will encumber Landlord’s title to the Project in any way at any time throughout the Term. Upon request of Landlord, Tenant shall promptly release, or cause to be released at Tenant’s expense, any such encumbrance.

33. NOTICES: Whenever any demand, request, approval, consent or notice (“notice”) shall or may be given to either of the parties by the other, each such notice shall be in writing and shall be served by hand delivery (with an acknowledging signature or receipt) or by overnight delivery, addressed to the other party at the address in Clause 1.I or such other addresses designated in writing by Landlord or Tenant, except that if Tenant has vacated the Premises (or if the Notice Address for Tenant is other than the Premises, and Tenant has vacated such address) without providing Landlord a new Notice Address, Landlord may serve notice in any manner described in this Clause or in any other manner permitted by Law. Any notice shall be effective when delivered. Refusal to accept any notice shall be considered receipt of notice. Any notices from Landlord shall be deemed duly given if given by Landlord’s attorney or property manager. Any notice sent by registered or certified mail, return receipt requested, shall be deemed given on the date of delivery shown on the receipt card, or if no delivery date is shown, the postmark thereon. If sent by regular mail the notice shall be deemed given forty-eight (48) hours after the same is addressed as required herein and mailed with postage prepaid. Notices delivered by United States Express Mail or overnight courier that guarantee next day delivery shall be deemed given twenty-four (24) hours after delivery of the same to the Postal Service or courier.

34. PARKING. Tenant shall be entitled to park in common with other tenants of the Project in those areas designated for unreserved parking. Tenant shall be responsible for all vehicles owned, rented or used by Tenant and/or Tenant Parties in or about the Project. Notwithstanding the aforesaid, in the event the Premises has access to a loading dock which exclusively services the Premises, then Tenant shall have the right to park its operable trucks overnight in front of such loading dock; provided, however, such operable trucks shall not block or restrict access to and from the Building and the parking lot. Tenant shall not park or store any motor vehicles within the Premises for any reason apart from a Permitted Use. In the event the Premises has access to a loading dock which does not exclusively service the Premises, Tenant shall not park its trucks in the dock area longer than the time it takes to reasonably load or unload its trucks. In no event shall Tenant park any vehicle in or about a loading dock which exclusively services another tenant in, on, or about the Project, or in a thoroughfare, driveway, street, or other area not specifically designated for parking. Landlord reserves the right to update the rules and regulations set forth on Exhibit D from time to time to include uniform rules and regulations for the loading and unloading of trucks upon the Project, which rules may include the right to designate specific parking spaces for tenants’ use. Upon request by Landlord, Tenant shall move its trucks and vehicles if, in Landlord’s reasonable opinion, said vehicles are in violation of any of the above restrictions.

35.	INTENTIONALLY DELETED

36. SUCCESSOR AND ASSIGNS: Subject to any provision hereof restricting assignment or subletting by Tenant, this Lease shall bind and inure to the benefit of the successors, assigns, heirs, executors, administrators, and legal representatives of the Parties. In the event of the sale, assignment, or transfer by Landlord of its interest in the Project or in this Lease (other than a collateral assignment to secure a debt of Landlord prior to enforcement) to a successor in interest who expressly assumes the obligations of Landlord, Landlord shall be released and discharged from all of its covenants and obligations, and Tenant agrees to look solely to such successor of Landlord for performance of such covenants and obligations. Landlord’s assignment of the Lease or of any or all of its rights shall in no manner affect Tenant’s obligations. Landlord shall have the right to freely sell, assign or otherwise transfer its interest in the Project and/or this Lease.

37. NO OFFER: This Lease is submitted to Tenant on the understanding that it will not be considered an offer by Landlord and will not bind Landlord in any way until (a) Tenant has duly executed and delivered four (4) duplicate originals to Landlord and (b) Landlord has executed and delivered one of such originals to Tenant.

38. JOINT AND SEVERAL LIABILITY: If there is more than one signatory to this Lease those signatories will be jointly and severally liable for the faithful performance of all the terms and conditions of this Lease throughout the Term. All notices, payments, and agreements given or made by, with or to any one of such persons or entities shall be deemed to have been given or made by, with or to all of them.

39.	TIME IS OF THE ESSENCE: Time is of the essence for each and every provision of this Lease.

40.	NO WAIVER OR ACCORD AND SATISFACTION:

(a) No waiver by Landlord of any breach or Default of the Tenant under this Lease shall constitute a continuing waiver and Landlord may at any time insist on compliance by the Tenant. Landlord shall not be deemed to have waived any breach by Tenant of any term, covenant, or condition herein contained unless the same has been specifically waived by Landlord in writing.

(b) Acceptance by Landlord of Rent or other amounts due, in whole or in part, following a Default will not be deemed to be a waiver of any existing or preceding Default by Tenant of any term or condition of this Lease, regardless of Landlord’s knowledge of such preceding Default at the time of acceptance of such Rent or other payment.

(c) No payment by Tenant or receipt by Landlord of a lesser amount than the full amount of any installment or payment of Rent or other amount due, shall be deemed to be anything other than a payment on account of the amount due, and no endorsement or statement on any check or payment of Rent or related to it shall be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or payment of Rent or pursue any other remedies available to Landlord.

41. ATTORNEY FEES: If either party brings action for relief against the other, declaratory or otherwise, arising out of this Lease, including any suit by Landlord for the recovery of Rent or possession of the Premises, the non-prevailing party shall pay the prevailing party its reasonable costs, fees and expenses incurred in connection with and in preparation for said action, including its reasonable attorneys’ fees. “Prevailing party” shall be the party whose position is substantially upheld in the final judgment rendered in such action. Where neither party achieves a complete victory on all claims, it is within the discretion of the trial court to determine which party, if either, “prevailed” for the purpose of awarding attorneys’ fees.

42. BROKERS: Landlord and Tenant respectively represent and warrant to each other that neither of them has consulted or negotiated with any broker or finder with regard to the Premises except the Broker(s) named in Clause 1.J, if any. Landlord and Tenant each shall indemnify, defend and hold the other harmless from any Claims from anyone with whom either of them has consulted or negotiated with regard to the Premises. Landlord will pay any fees or commissions due only to the Brokers named in Clause 1.J as Landlord’s Broker, unless Landlord shall expressly agree to be obligated to another broker.

43. FORCE MAJEURE: Landlord shall not be held responsible for delays in the performance of its obligations hereunder when caused by fire, earthquake, weather delays or other acts of God, strikes, lockouts, boycotts, labor disputes, war, riot, insurrection, embargoes, shortages of equipment, labor or materials, delays in issuance of governmental permits or approvals, epidemic, pandemic or disease outbreak (including, without limitation, the COVID-19 virus) or any other cause beyond the reasonable control of Landlord (“Force Majeure”).

44. AUTHORIZATION: If Tenant is a corporation, a partnership or limited liability company, the person(s) executing this Lease on behalf of Tenant hereby covenant and warrant that: Tenant is a duly formed corporation or limited liability company or a duly created partnership (as the case may be) in good standing, qualified to do business in the state in which the Project is located; such persons are duly authorized by such corporation, partnership or limited liability company to execute and deliver this Lease on behalf of such corporation, partnership or limited liability company; and this Lease constitutes a valid and binding agreement of Tenant in accordance with the terms hereof.

45. RELATIONS OF PARTIES: The parties agree that they intend hereby to create only the relationship of Landlord and Tenant. No provision hereof, or act of either party hereunder, shall be construed as creating the relationship of principal or agent, or as creating a partnership, joint venture or other enterprise, or render either party liable for any of the debts or obligations of the other party.

46. SURVIVAL OF OBLIGATIONS: Notwithstanding anything to the contrary contained in this Lease, the expiration of the Term of the Lease, whether by lapse of time or otherwise, shall not relieve Tenant from its obligations accruing during or attributable to any portion of the Term.

47. FINANCIAL REPORTS: Throughout the Term, within thirty (30) days after Landlord’s request, Tenant shall furnish a current audited annual and unaudited quarterly financial statements to Landlord, prepared by an independent Certified Public Accountant (quarterly reports can be prepared internally), in each case with a certification by the Chief Financial Officer or another Executive of Tenant that such items are true, correct and complete. Landlord shall have the right to disclose Tenant’s financial statements to lenders or prospective purchasers of the Project.

48. PATRIOT ACT COMPLIANCE. Tenant represents to Landlord that Tenant is not a person or entity described by Section 1 of the Executive Order (No. 13224) Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (September 24, 2001), and does not engage in any dealings or transactions, and is not otherwise associated, with any such persons or entities or any forbidden entity. A “forbidden entity” is defined as (a) the governments of Cuba, Iran, North Korea, Myanmar, Syria and Sudan (each, a “Prohibited Country”) and any of their agencies, including but not limited to, political units and subdivisions (each, a “Prohibited Government”); (b) any company that (i) is wholly or partially managed or controlled by a Prohibited Government, (ii) is established, organized under or whose principal place of business is in any Prohibited Country, (iii) has failed to submit an affidavit following request therefor averring that it does not own or control any property or asset in and has not and does not transact business with any Prohibited Country; and (c) to Tenant’s knowledge, any publicly traded company identified by an independent researcher specializing in global security as (i) owning or controlling property or assets or having employees or facilities located in, (ii) providing goods or services to or obtaining goods or services from, (iii) having distribution agreements with, issuing credits or loans to or purchasing bonds or commercial paper issued by, or (iv) investing in any Prohibited Country or any company domiciled in any Prohibited Country. For purposes of this Paragraph, a “company” is any entity whether publicly traded or privately owned capable of affecting commerce, including but not limited to, a government, government agency, natural person, legal person, sole proprietorship, partnership, firm, corporation, subsidiary, affiliate, franchisor, franchisee, joint venture, trade association, financial institution, utility, public franchise, provider of financial services, trust, or enterprise and any association thereof.

49.	HAZARDOUS MATERIALS:

49.1 PROHIBITION. Tenant shall not, nor shall Tenant allow any person to, manufacture, use, generate, produce, store, handle, transport, dispose of or Release any Hazardous Materials on, under, about or from the Premises, the Building or the Project, except for Hazardous Materials contained in products customarily used in the Permitted Uses to be undertaken in the Premises under Clause 6 [Use], provided: (a) such substances shall be used and maintained only in in de minimis quantities as are reasonably necessary for such Permitted Uses and the ordinary course of Tenant’s business therein, strictly in accordance with all applicable Environmental Laws and manufacturer’s instructions therefor, in their original, sealed, and unopened containers, such as for ordinary cleaning (purchased in a container not larger than one (1) gallon) and office purposes, and propane used in Tenant’s forklifts in the normal course of its business, and products containing Hazardous Materials that are stored and/or distributed during Tenant’s normal course of business, (b) such substances shall not be disposed of, Released or discharged in the Building or Project, and shall be transported to and from the Premises in compliance with all applicable Environmental Laws and as Landlord shall reasonably require; (c) if any applicable Environmental Law or Landlord’s trash removal contractor requires that any such substances shall be disposed of separately from ordinary trash, Tenant shall make arrangements at Tenant’s expense for such disposal with a qualified and licensed company at a lawful disposal site; (d) for purposes of removal and disposal of any such substances, Tenant shall be named as the owner and generator, execute all permit applications, manifests, documents and any other required forms, and in addition, Tenant shall execute affidavits, representations and the like from time to time a Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of Hazardous Materials on the Premises; and (e) if a material safety data sheet is required under applicable Laws to accompany the Hazardous Materials, a copy of such current material safety data sheet is provided to Landlord. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any Release of Hazardous Materials by Tenant, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional Rent if such requirement applies to the Premises.

49.2 COMPLIANCE. Tenant covenants and agrees that Tenant shall, at all times during the Term and at its sole cost and expense, comply with and assume responsibility and liability under all Environmental Laws applicable to occupancy or use of or operations at the Premises by the Tenant Parties.

49.3 NOTIFICATION. Tenant shall notify Landlord upon (a) Tenant’s receipt of all reports, citations, notices and other writings regarding any Hazardous Materials on, under, about or migrating from the Premises, the Building or the Project (or if written by Tenant, upon its writing) and provide a copy of same to Landlord; and (b) any violation of Environmental Laws relating to the Premises or the activities of any Tenant Party, or (c) the Release or threatened release of any Hazardous Materials in, on, under or about the Premises, the Building or the Project.

49.4 REMEDIATION. In the event there is a Release of Hazardous Materials at the Premises, the Building or the Project, by Tenant or the Tenant Parties, Tenant shall notify Landlord of the method, time and procedure for Tenant’s clean-up and removal of such Hazardous Materials; and, Landlord shall have the right to require reasonable changes in such method, time or procedure. In the event of any breach of Clause 49 by any Tenant Party, Tenant shall pay all costs for the removal or abatement or clean-up of any Hazardous Materials at the Premises, the Building and the Project.

49.5 INDEMNITY. Tenant shall, at its sole cost and expense, protect, defend, indemnify, save and hold the Landlord Parties harmless from and against any and all Claims arising directly or indirectly, in whole or in part, (except to the extent caused by the gross negligence or willful misconduct of Landlord) out of (a) any Tenant Caused Environmental Condition and (b) any failure on the part of any Tenant Party to comply with the provisions of Clause 49.

49.6 DEFINITIONS. For purposes of this Lease, “Hazardous Materials” shall mean hazardous or toxic chemicals or any materials containing hazardous or toxic chemicals at levels or content which cause such materials to be classified as hazardous or toxic as then prescribed by the highest industry standards or by the then current levels or content as set from time to time by the U.S. Environmental Protection Agency (“EPA”) or the U.S. Occupational Safety and Health Administration (“OSHA”) or as defined under 29 CFR 1910 or 29 CFR 1925 or other applicable Laws. “Release” shall mean the release or the threatened release of any Hazardous Materials into or upon any land or water or air, or otherwise into the environment, including, without limitation, by means of burial, disposal, discharge, emission, injection, spillage, leakage, seepage, leaching, dumping, pumping, escaping, emptying, placement and the like. “Tenant Caused Environmental Condition” shall mean the presence of Hazardous Materials in, on, under or about the Premises, the Building or the Project, or other violation of Environmental Laws which arose out of or resulted from (a) the negligence or intentional misconduct of any of the Tenant Parties or (b) the use, generation, manufacture, production, transportation, storage, treatment, removal, Release or disposal of Hazardous Materials or products containing Hazardous Materials by any of the Tenant Parties. “Environmental Laws” shall mean any and all Laws and policies, and any and all judicial or administrative interpretations thereof by governmental authorities, as now in effect or hereinafter amended or enacted, relating to: (a) pollution or protection of the environment, natural resources or health and safety; including, without limitation, those regulating, relating to, or imposing liability for Releases or threatened Releases of Hazardous Materials into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, Release, transport or handling of Hazardous Materials; and (b) the use of chemical, electrical, radiological or nuclear processes, radiation, sophisticated electrical and/or mechanical equipment, sonar and sound equipment, lasers, and laboratory analysis and materials.

50. LIENS: Except to the extent contracted for by Landlord, the interest of Landlord in the Project shall not be subject in any way to any liens, including real estate sales commission liens and construction liens for improvements to or other work performed by or on behalf of Tenant or anyone claiming by, through or under Tenant. Tenant shall give Landlord at least ten (10) business days’ prior written notice of the expected date of commencement of any work to be performed by or on behalf of Tenant. Landlord shall have the right at all times to keep posted on the Premises any notices permitted or required by Law, or which Landlord shall deem proper, for the protection of Landlord, the Premises, the Project and any other party having any interest therein, against mechanics’ and materialmen’s liens. Tenant promptly shall pay for any labor, services, materials, supplies or equipment furnished to Tenant in or about the Premises. Tenant shall keep the Premises and the Project free from any liens arising out of any labor, services, materials, supplies or equipment furnished or alleged to have been furnished to Tenant. Tenant shall take all steps permitted by Law in order to avoid the imposition of any such lien. Should any such lien or notice of such lien be filed against the Premises or the Project, Tenant shall fully discharge the same by bonding or otherwise within thirty (30) days after Tenant has notice that the lien or claim is filed regardless of the validity of such lien or claim.

If a lien or encumbrance is placed on all or part of the Project arising out of work performed by or on behalf of Tenant, Landlord may at its option discharge the lien or encumbrance by paying the amount claimed directly to the creditor or to the court without inquiring as to the validity of any such lien. Tenant shall reimburse Landlord for any amount paid by Landlord to bond or insure over the lien or discharge the lien, including, without limitation, reasonable attorneys’ fees (if and to the extent permitted by Law) within 30 days after receipt of an invoice from Landlord.

51. GOVERNING AUTHORITY; VENUE: The Lease shall be interpreted, construed and governed in accordance with the Laws of the State in which the Nevada. Landlord and Tenant also agree that the venue of any such action, proceeding or counterclaim shall be in the state and federal courts located in Clark County, Nevada.

52. CAPTIONS: The captions in this Lease are for convenience only and in no way define, limit, construe or describe the scope or intent of the provisions of this Lease, unless otherwise determined by Landlord. None of the provisions of this Lease Agreement shall be construed against or interpreted to the disadvantage of the party that prepared the document.

53. CONFIDENTIALITY: Tenant acknowledges that the terms and conditions of this Lease and all related documents are to remain confidential and shall not be disclosed by any Tenant Party to any persons or entity, directly or indirectly, without Landlord’s prior written consent which may not be unreasonably withheld (the “Confidential Information”). Except as required by Court Order and/or Subpoena, Tenant shall not make any of the Confidential Information available, nor disclose any of Confidential Information; provided, however, that the Confidential Information, may be disclosed to Tenant’s counsel, accountants, financial advisors, lenders, tax professionals retained by them, any federal, state, or local governmental taxing or regulatory authority, (all of whom are collectively referred to as “Related Parties”) who, in Tenant’s considered judgment, need to know such information for the purpose of assisting Tenant. These Related Parties shall be informed by the Tenant of the confidential nature of such information and shall be directed by Tenant to keep all such information in the strictest confidence in accordance with this Lease. The Confidential Information in this paragraph shall not include information that (i) is or becomes generally available to the public other than as a result of any violation of this agreement or other wrongful act by Tenant, a Related Party or any of their respective representatives, (ii) has been approved for release by the Landlord, (iii) has been received on a non- confidential basis from a source other than Tenant, a Related Party or any of their respective representatives, provided that such source is not known to the Tenant, after due inquiry, to be subject to a contractual, legal, fiduciary, or other obligation of confidentiality with respect to such information. The consent by Landlord to any disclosure shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure. Tenant shall indemnify, defend upon request, and hold the Landlord Parties harmless from and against all Claims suffered or claimed by any Landlord Party, based in whole or in part upon the breach of this Clause by any Tenant Party. The obligation within this section shall survive the expiration or early termination of this Lease Agreement.

54. ENTIRE AGREEMENT; AMENDMENT: This Lease contains the entire agreement between Landlord and Tenant and there are no other agreements, either oral or written, and no prior agreement, negotiations, brochures, arrangements, or understanding pertaining to any such matter shall be effective for any purpose. This Lease shall not be modified or amended except by a written document signed by Landlord and Tenant which specifically refers to this Lease.

55. COUNTERPARTS: This Lease may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Lease. Execution copies of this Lease may be delivered by electronic means, and the parties hereto agree to accept and be bound by such electronic signatures transmitted via email or other electronic means (including pdf or any electronic signature complying with the United States federal ESIGN Act of 2000, e.g., www.docusign.com, or NRS 719 Uniform Electronic Transaction Act), and any such electronic signature shall be deemed valid and effective for all purposes, having the same binding effect as an original signature on an original Lease. At the request of either party, any facsimile document or scanned document transmitted via email shall be re-executed and delivered in original form to the requesting party. Neither party may raise the use of an electronic document or the fact that any signature was transmitted through the use of electronic means, as a defense to the enforcement of this Lease.

56. SEVERABILITY: If any provision of this Lease is held to be invalid or unenforceable in any instance by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision, and every other provision of this Lease shall be valid and enforced to the fullest extent permitted by Law.

57. EXHIBITS: All Exhibits, Schedules and addenda contained or attached to this Lease shall be deemed to be a part of and are incorporated in this Lease by reference. In the event of any conflict between such Exhibits, Schedules and addenda and the terms of this Lease, such Exhibits, Schedules and addenda shall control except as otherwise stated herein.

58. RESERVATION OF RIGHTS: Landlord reserves the following rights for itself, and its agents, representatives, employees and contractors, which may be exercised without notice (except as otherwise expressly provided below) and without liability to Tenant for damage or injury to property, person or business, and the same shall not constitute a termination of this Lease, or constitute an actual or constructive eviction or disturbance of Tenant’s use or possession of the Premises, or entitle Tenant to any claim for setoff or abatement of Rent or relieve Tenant from the performance of any of Tenant’s obligations under this Lease:

(a) To change the name and street address of the Building, and to change the arrangement and location of entrances or passageways, doors, and doorways, corridors, elevators, stairs, restrooms or other public parts of the Building, except where such construction significantly impairs or interferes with Tenant’s ability to conduct its business or Tenant’s access to a material portion of the Premises.

(b) To retain at all times and to use in appropriate instances and on reasonable notice (except in emergencies) pass keys to the Premises;

(c) To grant to anyone the right to conduct any business or render any service in the Building, whether or not it is the same as or similar to the use expressly permitted to Tenant in Clause 6 [Use] above;

(d) To take such measures as Landlord deems advisable for the security of the Building and its occupants; Landlord shall have no obligation to provide any safety or security devices, services or programs for Tenant or the Building and shall have no liability for failure to provide the same or for inadequacy of any measures provided. However, Landlord may institute or continue such safety or security devices, services and programs as Landlord in its sole discretion deems necessary. The costs and expenses of instituting and maintaining such devices, services and programs shall be borne by Tenant as a part of Operating Expenses, or as a separate, additional charge to Tenant based on Tenant’s Share or such other reasonable factors as Landlord shall determine. The parties acknowledge that safety and security devices, services and programs provided by Landlord, if any, while intended to deter crime and enhance safety, may not in given instances prevent theft or other injurious acts or ensure safety of parties or property. The risk that any safety or security device, service or program may not be effective, or may malfunction, or be circumvented, is assumed by Tenant with respect to Tenant’s property and interests, and Tenant shall obtain insurance coverage to the extent Tenant desires protection against such acts and other losses. Tenant agrees to cooperate in any safety or security program developed by Landlord or required by Law;

(e) Except where such use is necessary for Tenant to fulfill its maintenance obligations, the exclusive use of roofs; telephone, utility, communication and janitorial closets; equipment rooms, Building risers or similar areas that are used by Landlord for the provision of Building services; rights to the land and improvements below the floor of the Premises (including, without limitation, any cellars, vaults, vault space or area); the improvements and air rights above the Premises; the improvements and air rights outside the demising walls of the Premises; and the areas within the Premises used for the installation of utility lines and other installations serving occupants of the Building;

(f) Exclusive use of the Building name (and/or any other trade names and/or marks of Landlord or any affiliate of Landlord) and the goodwill associated therewith (collectively, the “Trademark”) and all rights with respect to the Trademark. None of the Tenant Parties shall use the Trademark or any pictures, illustrations or likenesses of the Building or any symbol, design, mark or insignia adopted by Landlord for the Building, in Tenant’s advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord; and

(g) To alter, modify, demolish, change, renovate and repair any portion of the Project, Building and the Common Areas, and may add to or reduce or otherwise modify Common Areas at any time. Tenant consents to the performance of all work deemed appropriate by Landlord to accomplish the foregoing. Landlord shall use commercially reasonable efforts to minimize the interference with Tenant’s business in the Premises in connection therewith.

59. DEFERRED RENT: The Monthly Base Rent for the second (2nd) month of the Initial Lease Term shall be deferred (“Deferred Rent”), and if Tenant fully and faithfully complies with all terms and conditions of this Lease throughout the Term, the Deferred Rent shall be, after the expiration of this Lease, forgiven. However, Tenant shall pay all additional Rent, other costs and expenses due by Tenant under the Lease. If Tenant shall default under any term and condition of this Lease and such default is not cured within the applicable period, if any, then the Deferred Rent shall, without further notice, immediately become due and payable as Rent.

Exhibit A	The Project Leasing Plan
Exhibit B	Legal Description of the land
Exhibit C	Work Letter Agreement
Exhibit D	Rules and Regulations
Exhibit E	Lease Confirmation Certificate
Exhibit F	Sign Criteria
Exhibit G	Preventative Maintenance Procedures
Exhibit H	Move Out Conditions
Exhibit I	Insurance Requirements for Contractors
Exhibit J	Intentionally omitted.
Exhibit K	Tenant’s Outside Storage

THE PROVISIONS CONTAINED IN Clauses 1 through 59, and Exhibits A through K are incorporated into and become a part of this Lease by reference.

The Company agrees to furnish supplementally a copy

of any omitted schedule to the Commission upon request.

[Signatures on following page.]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year written below.

LANDLORD:		TENANT:
Mosaic Commerce Center, LLC,		Boxabl Inc.,
a Nevada limited liability company,		a Nevada corporation

By:	Mosaic CC MGR, LLC,	By:
	a Nevada limited liability company,	Name:	Paolo Tiramani
	its Manager,	Title:	President and secretary
		Date:	6/13/2022
By:	Mosaic Development LLC,
a Nevada limited liability company,
its Manager,

By:	ND Holdings LLC,
a Nevada limited liability company,
its Manager,

By:	ND Administrative Trust,
its Manager

By:
Name: Vincent T. Schettler
Title: Trustee
Date:	6/13/2022